                                                                      EXHIBIT 99


PROSPECTUS SUPPLEMENT
(To Prospectus dated February 26, 1998)

                                 $150,000,000

                               [THIOKOL LOGO]

                         6 5/8% SENIOR NOTES DUE 2008

                                ---------------
                   Interest payable March 1 and September 1

                                ---------------

THE 6 5/8% SENIOR NOTES DUE 2008 (THE "NOTES") MATURE ON MARCH 1, 2008. THE NOTES WILL BE REDEEMABLE, IN WHOLE OR FROM TIME TO TIME IN PART, AT THE
 OPTION OF THE COMPANY AT ANY TIME AT A REDEMPTION PRICE EQUAL TO THE GREATER OF (I) 100% OF THE PRINCIPAL AMOUNT OF THE NOTES TO BE REDEEMED AND (II)
  THE SUM OF THE PRESENT VALUES OF THE REMAINING SCHEDULED PAYMENTS OF PRINCIPAL AND INTEREST THEREON (EXCLUSIVE OF INTEREST ACCRUED TO THE DATE OF REDEMPTION) DISCOUNTED TO THE DATE OF REDEMPTION ON A SEMIANNUAL BASIS
   (ASSUMING A 360-DAY YEAR CONSISTING OF TWELVE 30-DAY MONTHS) AT THE TREASURY RATE (AS DEFINED HEREIN) PLUS 20 BASIS POINTS, PLUS, IN EITHER
    CASE, ACCRUED AND UNPAID INTEREST ON THE PRINCIPAL AMOUNT BEING REDEEMED TO THE DATE OF REDEMPTION. THE NOTES WILL BE REPRESENTED BY A GLOBAL NOTE REGISTERED IN THE NAME OF A NOMINEE OF THE DEPOSITORY
     TRUST  COMPANY,   AS   DEPOSITARY  (THE   "DEPOSITARY").  BENEFICIAL
     INTERESTS IN THE NOTES WILL BE  SHOWN ON, AND TRANSFERS THEREOF WILL
      BE EFFECTED ONLY THROUGH, RECORDS  MAINTAINED BY THE DEPOSITARY  OR
      ITS PARTICIPANTS. EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN
      THE PROSPECTUS,  NOTES IN CERTIFICATED FORM WILL NOT BE  ISSUED IN
          EXCHANGE FOR A GLOBAL NOTE. SEE "DESCRIPTION OF THE NOTES."

                                ---------------

  SEE "RISK  FACTORS" BEGINNING  ON  PAGE S-6  FOR  A DISCUSSION  OF CERTAIN
          FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                ---------------

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
   PASSED UPON  THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS  SUPPLEMENT OR
    THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                                ---------------

                      PRICE 99.423% AND ACCRUED INTEREST

                                ---------------

                                                UNDERWRITING
                               PRICE TO        DISCOUNTS AND       PROCEEDS TO
                              PUBLIC(1)        COMMISSIONS(2)     COMPANY(1)(3)
                              ---------        --------------     -------------
Per Note ................      99.423%             .650%             98.773%
Total....................    $149,134,500         $975,000         $148,159,500

-------
  (1) Plus accrued interest from March 1, 1998.
  (2) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
  (3) Before deduction of expenses payable by the Company estimated at $200,000.

                                ---------------

  The Notes are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Brown & Wood llp, counsel for the Underwriters. It is expected that delivery of the Notes will be made on or about March 3, 1998, through the book-entry facilities of the Depositary against payment therefor in immediately available funds.

                                ---------------

MORGAN STANLEY DEAN WITTER
          CREDIT SUISSE FIRST BOSTON
                      ABN AMRO INCORPORATED
                                BT ALEX. BROWN
                                             FIRST CHICAGO CAPITAL MARKETS, INC.
February 26, 1998

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE 6 5/8% SENIOR NOTES DUE 2008 (THE "NOTES") OFFERED HEREBY, NOR DO THEY CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE OR OFFER MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Prospectus Supplement Summary.............................................   S-3
Risk Factors..............................................................   S-6
Business Overview.........................................................   S-9
Use of Proceeds...........................................................  S-12
Capitalization............................................................  S-13
Selected Consolidated Financial Data......................................  S-14
Pro Forma Condensed Combined Financial Information........................  S-15
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................  S-16
Description of the Notes..................................................  S-28
Underwriters..............................................................  S-34
Legal Matters.............................................................  S-35

                                  PROSPECTUS

Available Information.......................................................   2
Information Incorporated by Reference.......................................   2
The Company.................................................................   3
Use of Proceeds.............................................................   3
Ratios of Earnings to Fixed Charges.........................................   4
General Description of Securities...........................................   4
Description of Debt Securities..............................................   4
Description of Warrants.....................................................  12
Description of Preferred Stock..............................................  13
Plan of Distribution........................................................  16
Legal Matters...............................................................  17
Experts.....................................................................  17

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                         PROSPECTUS SUPPLEMENT SUMMARY

  The following Prospectus Supplement Summary as well as "Business Overview" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" should be read in conjunction with the other information and Consolidated Financial Statements of the Company, the notes thereto and the other financial data contained elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated by reference therein. Prospective investors should carefully consider the factors set forth herein under the caption "Risk Factors" and are urged to read this Prospectus Supplement and the accompanying Prospectus in their entirety. This Prospectus Supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such statements are indicated by words or phrases such as "anticipate," "estimate," "project," "management believes," "the Company believes" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. All references to the "Company" or "Thiokol" shall mean Thiokol Corporation and its consolidated subsidiaries, unless the context indicates otherwise.

                                  THE COMPANY

  Thiokol Corporation (the "Company" or "Thiokol") is a leading producer of high technology solid rocket motors for space, defense and commercial launch applications and a major supplier of precision fastening systems for aerospace and industrial markets worldwide. Thiokol's 62 percent owned subsidiary, Howmet International Inc. ("Howmet"), is a leading manufacturer of investment cast turbine engine components for jet aircraft and industrial gas power generation markets, as well as a leading producer of aluminum investment castings for the commercial aerospace and defense electronics industries.

  In recent years, the Company has reduced its dependence on government aerospace and defense contracts by broadening its business base into industrial and commercial markets. Thiokol's investments in new products and markets have focused on its operating and technical strengths in solid rocket launch vehicles, propellants, gas generants, composites, and highly engineered products sold to large, technically sophisticated customers. Through acquisitions, Thiokol has become a leading producer of threaded and non-threaded fasteners which serve a broad range of industrial and aerospace applications. Through Howmet, Thiokol participates in the high technology superalloy and titanium investment castings markets for aerospace and industrial gas turbine ("IGT") industries and manufactures aluminum investment castings for the commercial aerospace and defense electronics industries.

  The Company's shift from sales dominated by propulsion systems to a broader base of business is illustrated by a comparison of its sales mix in fiscal year 1991 and fiscal year 1997.

                              PRO FORMA SALES MIX
                                      LOGO

*Represents pro forma sales for fiscal year 1997 assuming Thiokol owned 62 percent of Howmet since the beginning of such year.

  The Company's strategy is to improve profitability and increase shareholder value by (i) maintaining the Company's leadership position in space and defense propulsion, (ii) expanding the fastener business both internally and with selected acquisitions, and (iii) enhancing its market position at Howmet by leveraging its technological capabilities and generating growth through new casting applications and technological innovations. In addition, the Company intends to continue focusing on improving operating efficiencies through cost reductions and productivity improvements.

  In December 1997, Thiokol purchased an additional 13 percent of Howmet from The Carlyle Group ("Carlyle") for approximately $184 million, increasing the Company's ownership from 49 percent to 62 percent. Thiokol began consolidating Howmet's operating results as of December 2, 1997. In connection with the sale to Thiokol, Carlyle also sold 15.35 percent of Howmet to the public through an initial public offering, resulting in a reduction of Carlyle's ownership from 51 percent to 22.65 percent. The Company has the right, during a two year period commencing in December 1999, to acquire all of Carlyle's remaining shares of Howmet common stock and a right of first refusal to acquire any shares Carlyle proposes to sell, in each case at market price. Carlyle has also agreed with Thiokol that it will not dispose of any of its shares of Howmet common stock until the earlier of December 1999 or the occurrence of a change of control of Thiokol. Thiokol and its affiliates are prohibited from acquiring shares of Howmet common stock from the public if less than 14 percent of the Howmet common stock would be held by the public following such acquisition. In December 1995, Thiokol and Carlyle invested $98 million and $102 million, respectively, to purchase the common stock of Howmet.

                                  THE OFFERING

  A complete description of the terms of the Notes is set forth under "Description of the Notes" herein and "Description of Debt Securities" in the accompanying Prospectus.

Securities Offered..........  $150,000,000 aggregate principal amount of 6 5/8%
                              Senior Notes due 2008.

Maturity Date...............  March 1, 2008.

Interest Payment Dates......  March 1 and September 1, commencing September 1,
                              1998.

Optional Redemption.........  The Notes will be redeemable, in whole or from time to time in part, at the option of the Company at any time at the redemption prices described herein, plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

Ranking.....................  The Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all other senior unsecured obligations of the Company and senior in right of payment to all existing and future subordinated debt of the Company. A significant portion of the Company's operations are conducted through its directly and indirectly owned subsidiaries, and therefore, the Company is dependent on the cash flow of its subsidiaries to meet its debt obligations, including its obligations under the Notes. See "Risk Factors--Ownership of Howmet." The claims of holders of the Notes effectively will be subordinated to the prior claims of creditors, including trade creditors, of the Company's operating subsidiaries. At December 31, 1997, after giving pro forma effect to the offering, the total current and other liabilities and long-term debt of the subsidiaries included in the Company's consolidated liabilities would have been approximately $728.4 million (excluding the Pechiney Notes, see footnote (d) under "Capitalization").

Covenants...................  The Indenture governing the Notes will contain covenants that, among other things, (i) limit the ability of the Company and certain of its subsidiaries to create certain liens, (ii) limit the ability of the Company to consolidate or merge with or into or transfer all or substantially all of its assets to another person and (iii) limit the ability of the Company and certain of its subsidiaries to engage in sale-leaseback transactions. The foregoing restrictions are subject to a number of significant exceptions. See "Description of the Notes."

Use of Proceeds.............  The net proceeds from the offering will be used to repay outstanding borrowings under the Company's credit facilities and for working capital and other general corporate purposes. See "Use of Proceeds."

                                 RISK FACTORS

  Purchasers of the Notes offered hereby should consider the specific factors set forth in the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997 and below as well as the other information set forth in this Prospectus Supplement and the accompanying Prospectus or incorporated by reference therein.

NASA RSRM CONTRACT

  The Company's National Aeronautics and Space Administration ("NASA") reusable solid rocket motor ("RSRM") contract for the Space Shuttle program is subject to substantial performance and financial risks. The contract may be terminated without cause by the United States government. Deliveries under the contract may also be delayed or extended at the election of the United States government, or Congress may change the funding available to the contract. Additionally, the Company's work under its current RSRM contract is expected to be completed in fiscal 2001, and there is no assurance the Company will be awarded additional follow-on RSRM contracts in the future. If the Company is awarded such a follow-on contract, the effects on the Company's results of operations from such contract may not be the same as the current RSRM contract. NASA's proposed privatization of the Space Shuttle program or the development of alternative propulsion sources could also adversely impact the Company's RSRM contract in the future. Any change in, or discontinuance of, the Company's RSRM contract or the benefits it receives thereunder could have a material adverse effect on the Company's results of operations and its ability to pay amounts due on the Notes.

SPACE AND DEFENSE CONTRACTS

  The Company's maintenance of non-RSRM space and defense contracts, including commercial launch vehicles and programs (collectively, "non-RSRM programs"), and the availability and award of future programs with the United States government and prime contractors are subject to the risk of termination or renegotiation by the customer or failure of such programs to be funded. The termination or discontinuance of funding of a substantial portion of such business would have a material adverse effect on the Company and its ability to pay amounts due on the Notes. The Company's ability to successfully compete and win new non-RSRM programs or retain current non-RSRM programs may be affected by the availability of program funding; competition with others for such non-RSRM programs on price, quality, technology, facilities, delivery, and product performance; changes in Congressional funding objectives; continued declines in United States defense spending; federal agency demand and program management, including but not limited to program termination, consolidation, or privatization; and the degree the Company successfully manages current non-RSRM programs. There can be no assurance that the Company will successfully win new non-RSRM programs or retain current non-RSRM programs and the failure to do so could have a material adverse effect on the Company and its ability to pay amounts due on the Notes.

CYCLICALITY OF THE AEROSPACE MARKET

  The Company derives significant revenues from the commercial aerospace industry. The domestic and international commercial aerospace markets are highly cyclical in nature, and the demand by commercial airlines for new aircraft historically has been highly related to the stability and health of the United States and world economies. Although the United States airline industry has returned to profitability in recent years, recent events in Asia may significantly affect the airline industry thereby negatively impacting orders and deliveries of engines for commercial aircraft. There can be no assurance that delays or changes in aircraft and component orders and build schedules will not impact the future demand for the Company's products, thereby impacting the Company's results of operations. Fluctuations in demand for the Company's products in the aerospace industry could have a material adverse effect on the Company and its ability to pay amounts due on the Notes.

SUPPLIER AND CUSTOMER PRODUCT QUALIFICATIONS

  Supplier and customer product qualifications are important to the Company as a supplier and as a purchaser. As a supplier, loss or failure to maintain product or manufacturing qualifications from major customers including the United States government and major commercial defense and aerospace manufacturers may result in loss of markets and business for, and have a material adverse effect on, the Company. Vendor, component parts, and raw materials qualifications are important to the Company in the manufacture of its products, including major propulsion systems such as the RSRM. Vendor, component parts and raw material qualifications may be limited and the loss of a major vendor as a supplier could cause a material delay in production or program management, which could have a material adverse effect on the Company and its ability to pay amounts due on the Notes.

ENVIRONMENTAL MATTERS

  The Company is subject to comprehensive and changing federal, state, local and international laws, regulations and ordinances (together, "Environmental Laws") that (i) govern activities or operations that may have adverse environmental effects such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes, and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous substances and materials, including liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, and similar state statutes for the investigation and remediation of environmental contamination at properties owned and/or operated by it and at off-site locations where it has arranged for the disposal of hazardous substances. The Company is involved from time to time in legal proceedings involving remediation of environmental contamination from past or present operations, as well as compliance with environmental requirements applicable to ongoing operations. There can be no assurance that material costs or liabilities will not be incurred in connection with any such proceedings, claims or compliance requirements or in connection with currently unknown environmental liabilities.

GENERAL ECONOMIC AND INDUSTRY RISKS

  The products and services sold by the Company for domestic and international industrial markets, primarily through the fastening systems business segment and the investment castings segment, are subject to the risks of the level of general economic activity and industry capacity in mature industrial markets, product applications, and technology associated primarily with aircraft, automotive, transportation, power generation, construction, and other industrial applications. The risks for the Company include management's ability to successfully expand new and existing product lines, and to improve margins and returns on investment by successfully implementing asset management, pricing and cost reduction strategies. The Company's ability to maintain competitive products, pricing, availability, delivery, and service are important customer and competitor risk factors.

OWNERSHIP OF HOWMET

  Additional future increases in ownership percentage of Howmet will in part be dependent on Howmet's operational and financial performance, economic conditions, price of Howmet common stock, and the availability of financing at reasonable costs and on reasonable terms at the time the Company's option to acquire the balance of Carlyle's equity ownership of Howmet is exercisable. Howmet's assets include significant goodwill, the value of which may not be realized by stockholders, including the Company, if Howmet were sold or liquidated. Financial covenants and restrictions contained in certain Howmet credit agreements restrict Howmet's ability to pay cash dividends to stockholders, including the Company. As a result, Thiokol is restricted in its access to Howmet's cash flows and other resources. If the Company is unable to generate sufficient cash flows from other subsidiaries without restrictions on their ability to pay dividends, the Company's ability to pay amounts due on the Notes would be materially adversely affected.

  In 1988, Pechiney Corporation, the then parent company of Howmet and a wholly-owned subsidiary of Pechiney International ("Pechiney"), issued notes (the "Pechiney Notes") to third parties in connection with the acquisition of American National Can Company. Following the 1995 acquisition of Howmet by Thiokol and Carlyle, Pechiney agreed with Howmet to be responsible for all payments due on or in connection with the Pechiney Notes. Accordingly, Pechiney issued its own note to Howmet in an amount sufficient to satisfy all obligations under the Pechiney Notes, which note was deposited in a restricted trust (the "Restricted Trust") for the benefit of Howmet. At December 31, 1997, the Pechiney Notes had a principal balance of $716.4 million. The Restricted Trust is secured by $772 million in letters of credit issued by Banque Nationale de Paris, a French bank with a Standard & Poor's Ratings Group ("S&P") rating of A+, and by substantially identical "back up" letters of credit issued by Caisse des Depots et Consignations, a French bank with a S&P AAA credit rating. In the event that Pechiney fails to meet its obligations under the Restricted Trust and both banks fail to meet their obligations under their respective letters of credit, such events, which management believes is remote, would have a material effect on Howmet's financial condition, the value of the Company's 62 percent equity ownership of Howmet and the Company's ability to pay amounts due on the Notes.

LACK OF PUBLIC MARKET FOR THE NOTES

  There is no public market for any of the Notes, and there can be no assurance as to: (i) the liquidity of any such market that may develop for the Notes; (ii) the ability of holders to sell their Notes; or (iii) the price at which holders would be able to sell their Notes. The Company does not intend to apply for listing or quotation of the Notes on any securities exchange or stock market, so there is no assurance that an active trading market will develop or be maintained for the Notes. See "Underwriters."

                               BUSINESS OVERVIEW

  Thiokol is a leading producer of high technology solid rocket motors for space, defense and commercial launch applications and a major supplier of precision fastening systems for aerospace and industrial markets worldwide. Thiokol's 62 percent owned subsidiary, Howmet, is a leading manufacturer of investment cast turbine engine components for jet aircraft and industrial gas power generation markets, as well as a leading producer of aluminum investment castings for commercial aerospace and defense electronics industries.

  In recent years, the Company has reduced its dependence on government aerospace and defense contracts by broadening its business base into industrial and commercial markets. Thiokol's investments in new products and markets have focused on its operating and technical strengths in solid rocket launch vehicles, propellants, gas generants, composites, and highly engineered products sold to large, technically sophisticated customers. Through acquisitions, Thiokol has become a leading producer of threaded and non-threaded fasteners which serve a broad range of industrial and aerospace applications. Through Howmet, Thiokol participates in the high technology superalloy and titanium investment castings markets for aerospace and IGT industries and manufactures aluminum investment castings for the commercial aerospace and defense electronics industries.

  The Company's strategy is to improve profitability and increase shareholder value by (i) maintaining the Company's leadership position in space and defense propulsion, (ii) expanding the fastener business both internally and with selected acquisitions, and (iii) enhancing its market position at Howmet by leveraging its technological capabilities and generating growth through new casting applications and technological innovations. In addition, the Company intends to continue focusing on improving operating efficiencies through cost reductions and productivity improvements.

  In December 1997, Thiokol purchased an additional 13 percent of Howmet from Carlyle for approximately $184 million, increasing the Company's ownership from 49 percent to 62 percent. Thiokol began consolidating Howmet's operating results as of December 2, 1997. In connection with the sale to Thiokol, Carlyle also sold 15.35 percent of Howmet to the public through an initial public offering, resulting in a reduction of Carlyle's ownership from 51 percent to 22.65 percent. The Company has the right, during a two year period commencing in December 1999, to acquire all of Carlyle's remaining shares of Howmet common stock and a right of first refusal to acquire any shares Carlyle proposes to sell, in each case at market price. Carlyle has also agreed with Thiokol that it will not dispose of any of its shares of Howmet common stock until the earlier of December 1999 or the occurrence of a change of control of Thiokol. Thiokol and its affiliates are prohibited from acquiring shares of Howmet common stock from the public if less than 14 percent of the Howmet common stock would be held by the public following such acquisition. In December 1995, Thiokol and Carlyle invested $98 million and $102 million, respectively, to purchase the common stock of Howmet.

BUSINESS SEGMENTS

 Propulsion

  Thiokol is a recognized leader in solid propulsion and related technology. In fiscal year 1997, the Company consolidated its Space, Defense and Launch Vehicle divisions and Science and Engineering unit into a single business unit, the Propulsion Group. The Propulsion Group is focused on solid propulsion and related products for the nation's space program and defense industry, and domestic and international commercial space markets. The Propulsion Group maintains on-going research and development projects in propulsion, gas generants, infrared flares, composite materials and resins.

  National Aeronautics and Space Administration. Thiokol has been the nation's leading supplier of solid rocket propulsion systems for space launch vehicles since the inception of human space flight and is the sole source supplier of reusable solid rocket motors for NASA's Space Shuttle program. As the sole supplier qualified to produce RSRM solid rocket motors for the Space Shuttle program, the Company does not compete with other manufacturers. Thiokol's current contract with NASA runs into 2001, and NASA has initiated long-lead funding for a follow-on contract that the Company believes will extend RSRM production through 2005. See "Risk Factors -- NASA RSRM Contract."

  Defense and Commercial Space. Thiokol is a leading provider of solid rocket propulsion for satellite launch vehicles for the defense and commercial space industries. The Company's family of CASTOR solid rocket motors is used in the first and second stages of a number of expendable launch vehicles. The CASTOR 120 motor, designed as a low-cost motor for the small launch vehicle market, has been selected as the propulsion system for the Lockheed Launch Vehicle ("LLV") and the Orbital Science Taurus launch vehicle. The Company's family of STAR motors provides upper stage propulsion systems for a number of launch vehicle systems and satellite positioning for commercial space and defense applications. Thiokol is supplying motors for a variety of international launch programs and continues to supply propulsion for the global positioning satellite ("GPS") program. Boeing North American recently awarded Thiokol a contract for apogee kick motors for the next generation of GPS satellites.

  The Propulsion Group participates as a subcontractor in various defense programs providing propulsion systems and related technology for the Theater Missile Defense Program, Minuteman Strategic Missile Replacement Program and propulsion and ordnance for the Trident Submarine Missile Program through a joint venture with Alliant Technologies, Inc. The Propulsion Group also manufactures infrared and illuminating flares; provides solid rocket motor propellant reclamation services; and aging and surveillance technologies. Commercial applications are being developed for composite resin prepreg materials, airbag inflater gas generants and igniters and composite resin based conformable storage tanks.

 Investment Castings

  Thiokol, through its 62 percent equity ownership of Howmet, is a leading manufacturer of investment cast turbine engine components for the jet aircraft and industrial gas power generation markets. The Company produces superalloy and titanium investment castings for the major aerospace and IGT engine manufacturers as well as aluminum investment castings for the commercial aerospace and defense electronic industries.

  Aerospace. The Company's aerospace products consist principally of airfoils (both moving blades and stationary vanes) used in the hot gas path of aircraft turbine engines, the area of these engines with the most severe operating conditions. The Company believes it manufactures airfoils for every major jet aircraft turbine engine program currently in production or under development by its major customers, primarily for commercial applications. The Company's aerospace airfoil business is approximately equally divided between parts for new engines and airfoil replacement parts. The Company also produces large structural cast components for engine and airframe manufacturers.

  Industrial Gas Turbine. The Company is a leading producer of airfoils for IGT engines. These engines are primarily used in utility power generation, as well as in mechanical drive applications for oil and gas processing and off-shore drilling. The IGT airfoil products manufactured by the Company have performance and reliability requirements similar to those produced for the aerospace market, but the products generally are significantly larger in size. The Company believes that it is currently the only manufacturer in volume production of technologically advanced directional solidification and single crystal airfoils for the IGT market.

  Growth in demand for efficient, lower cost electrical generation facilities with shorter construction lead times has resulted in IGT engines now accounting for approximately 25 percent of new electric utility generating capacity ordered worldwide. Sales of spare parts are expected to increase as the installed base of IGT castings grows and ages.

  Aluminum. The Company is a leading producer of aluminum investment castings, produced principally for commercial aerospace and defense electronics industry applications. As a result of its proprietary technology, the Company's aluminum investment castings have been able to penetrate component markets for structural airframes and engines, displacing parts traditionally made by other processes, such as forging, fabrication, welding and assembly. The Company expects that this trend will increase its business in this area.

 Fastening Systems

  Thiokol, through its wholly owned subsidiary Huck International Inc. ("Huck"), is a major supplier of precision fastening systems for aerospace and industrial markets worldwide. The Company designs, manufactures and sells a wide range of high performance fasteners and fastener systems utilizing high strength metal and metal alloys.

  Aerospace. Thiokol's aircraft fasteners are qualified for use by major aircraft manufacturers on a variety of major commercial and military aircraft programs. Certain of the Company's fasteners are proprietary. The Company is implementing programs to expand fastener applications usage with major commercial aircraft manufacturers and is developing fastening systems materials management programs to help major customers manage fastener inventories.

  Industrial. The Company's industrial fasteners serve the truck, trailer, railcar, automotive, construction and mining industries. Thiokol's ability to provide a total fastening system--fastener, tools, automation and gauging in an integrated system--provides significant value to its industrial customers. The Company is introducing programs with major customers to enhance new fastener applications. The Company has qualified the Ultra-Twist Blind Bolt for use on Japanese construction projects, which serves as the first viable alternative to the costly and difficult conventional method of joining structural hollow steel beams by welding.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Notes offered hereby are estimated to be approximately $148.0 million after deducting underwriting discounts and estimated offering expenses. The Company intends to use approximately $108.0 million of the net proceeds for the repayment of bank indebtedness, which indebtedness currently bears interest at a variable rate (currently 5.81%) and matures in March 1998. See "Underwriters." Such indebtedness was incurred in December 1997 for the Company's acquisition of an increased interest in Howmet. The Company intends to use the remaining net proceeds for working capital and other general corporate purposes. Pending the application of the net proceeds, the Company expects to invest such proceeds in short-term, interest-bearing instruments or other investment-grade securities.

                                CAPITALIZATION

  The following table sets forth the short-term debt and the capitalization of the Company at December 31, 1997 and as adjusted to give effect to the offering made hereby and the application of the estimated net proceeds therefrom. The information presented below should be read in conjunction with the Consolidated Financial Statements of the Company, the notes thereto and the other financial or statistical information contained elsewhere or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. See "Selected Consolidated Financial Data" and "Pro Forma Condensed Combined Financial Information."

                                                               AS OF DECEMBER
                                                                  31, 1997
                                                              -----------------
                                                                          AS
                                                               ACTUAL  ADJUSTED
                                                              -------- --------
                                                                 (DOLLARS IN
                                                                  MILLIONS)
Short-term debt.............................................. $    8.2 $    8.2
                                                              ======== ========
Long-term debt, including current portion:
 Senior revolving credit facility(a).........................    306.0    198.0
 Senior bank term loan.......................................      7.7      7.7
 Senior notes due 2008.......................................       --    150.0
 Senior subordinated notes due 2003(b).......................      3.0      3.0
 Payment-in-kind junior subordinated note(c).................      6.0      6.0
 Other.......................................................      3.4      3.4
                                                              -------- --------
  Total long-term debt.......................................    326.1    368.1
Pechiney Notes(d)............................................    716.4    716.4
Total stockholders' equity...................................    550.5    550.5
                                                              -------- --------
Total capitalization......................................... $1,593.0 $1,635.0
                                                              ======== ========
Total capitalization, excluding Pechiney Notes............... $  876.6 $  918.6
                                                              ======== ========

--------
(a) The senior revolving credit facility consists of two separate revolving facilities. A $150 million unsecured revolving credit facility for Thiokol matures in May 2001. At December 31, 1997, the Company had $90 million of borrowings outstanding under this facility, leaving $60 million of additional borrowing capacity. In addition at December 31, 1997, the Company had borrowed $18 million under an uncommitted money market line. Howmet has a $300 million unsecured revolving credit facility which matures in December 2002. At December 31, 1997, there were $198 million of borrowings outstanding and $7.6 million in letters of credit outstanding, leaving $94.4 million of additional borrowing capacity.
(b) The senior subordinated notes are unsecured and bear interest at 10% per annum. The senior subordinated notes are redeemable in whole or in part on December 1, 1999 at 105% of principal amount, declining annually to 100% on December 1, 2002. In December 1997, the Company completed a tender offer for the senior subordinated notes, prior to which $125 million principal amount was outstanding. The Company accepted and paid for $122 million principal amount of the senior subordinated notes in the tender offer.
(c) The 10% payment-in-kind junior subordinated note is due December 13, 2006. Interest accumulates through the issuance of payment-in-kind notes through December 13, 2003 and is payable in cash semi-annually thereafter. In December 1997, the Company prepaid $24 million of the $30 million outstanding principal amount of the 10% payment-in-kind junior subordinated note.
(d) Pechiney has agreed with Howmet to repay the Pechiney Notes. This agreement to repay is supported by a $716.4 million note receivable from Pechiney which is held in the Restricted Trust. If Pechiney fails to make payments, the trustee for the Restricted Trust has two separate sets of irrevocable letters of credit issued by certain French banks to draw upon to satisfy the Pechiney Notes. Pechiney is solely responsible as reimbursement party for draws under the letters of credit, and, by agreement with the banks, Howmet has no responsibility therefor. See "Risk Factors--Ownership of Howmet."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data presented below relate to each of the five years in the period ended June 30, 1997 and to the six-month periods ended December 31, 1996 and December 31, 1997. The selected consolidated financial data for the years ended June 30, 1993 to 1997 have been derived from the Consolidated Financial Statements of the Company which have been audited by Ernst & Young LLP, independent auditors. The selected consolidated financial data as of December 31, 1996 and December 31, 1997 and for the six-month periods then ended have been derived from unaudited interim consolidated financial statements which, in the opinion of management, reflect all material adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial position and the results of operations for these periods. The unaudited financial data set forth below are not necessarily indicative of the results of operations or related effects on financial position that may be achieved in the future. The following financial data are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company, notes thereto and other financial and statistical information contained elsewhere or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                              SIX MONTHS
                          ENDED DECEMBER 31,            FISCAL YEAR ENDED JUNE 30,
                          ---------------------   ------------------------------------------------
                             1997       1996       1997      1996      1995       1994      1993
                          ----------  ---------   ------    ------    ------    --------  --------
                                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales...............  $    587.9  $  407.9    $890.1    $889.5    $956.8    $1,043.9  $1,201.7
Cost of goods sold......       460.3     329.2     723.7     738.7     769.1       859.6     992.9
                          ----------  --------    ------    ------    ------    --------  --------
Gross margin............       127.6      78.7     166.4     150.8     187.7       184.3     208.8
Restructuring and im-
 pairment...............          --      (2.2)     (2.2)      5.9      61.4          --       2.3
Income from operations..        62.5      35.4      75.6      61.8      39.4        99.3     120.6
Equity income in affili-
 ates...................        15.3      10.5      30.5       4.5        --          --        --
Interest income ........         3.5       7.4(1)   10.9(2)   30.2(3)   46.2(4)     12.9       6.6
Interest expense........        (3.5)     (1.2)     (1.7)     (3.9)     (9.3)      (14.4)    (25.5)
Other expense...........        (1.1)       --        --        --        --          --        --
                          ----------  --------    ------    ------    ------    --------  --------
Income before income
 taxes, minority inter-
 est, extraordinary item
 and cumulative
 effect of accounting
 changes................        76.7      52.1     115.3      92.6      76.3        97.8     101.7
Income taxes............        22.8      14.2      32.9      34.3      24.0        37.5      37.9
Minority interest.......        (1.8)       --        --        --        --          --        --
Income before extraordi-
 nary item and
 cumulative effect of
 accounting changes.....        52.1      37.9      82.4      58.3      52.3        60.3      63.8
Extraordinary item......        (7.1)       --        --        --      (4.8)         --        --
Cumulative effect of ac-
 counting changes.......          --        --        --        --        --       (63.8)       --
                          ----------  --------    ------    ------    ------    --------  --------
Net income (loss).......  $     45.0  $   37.9    $ 82.4    $ 58.3    $ 47.5    $   (3.5) $   63.8
                          ==========  ========    ======    ======    ======    ========  ========
Income per share before
 extraordinary item and
 cumulative effect of
 accounting changes:
 Basic..................  $     2.84  $   2.08    $ 4.51    $ 3.20    $ 2.82    $   3.07  $   3.18
 Diluted................  $     2.75  $   2.03    $ 4.41    $ 3.14    $ 2.78    $   3.02  $   3.13
Net income (loss) per
 share:
 Basic..................  $     2.46  $   2.08    $ 4.51    $ 3.20    $ 2.56    $   (.18) $   3.18
 Diluted................  $     2.38  $   2.03    $ 4.41    $ 3.14    $ 2.53    $   (.18) $   3.13
OTHER DATA:
Ratio of earnings to
 fixed charges..........        11.0x     12.5x     14.0x     12.7x      6.9x        6.5x      4.5x
Total assets............  $  2,473.4  $  818.2    $854.4    $818.3    $810.7    $  805.3  $  834.2
Short-term and long-term
 debt...................       334.3      27.1      24.6      65.1      65.4       115.1     149.6
Stockholders' equity....       550.5     480.4     521.1     447.9     403.8       384.5     443.2
Capital expenditures....         n/m       n/m      33.1      29.1      33.8        21.2      19.8

--------
(1) Includes $7.0 million of interest income from an income tax refund.
(2) Includes $8.7 million of interest income from an income tax refund in 1997.
(3) Includes $27.5 million of interest income relating to income taxes in 1996.
(4) Includes $43.5 million of interest income from an income tax refund in 1995.
n/m--data not meaningful due to less than 12 months of data.

                         PRO FORMA CONDENSED COMBINED
                             FINANCIAL INFORMATION

  On December 2, 1997, the Company acquired an additional 13 percent of the common stock of Howmet in two separate transactions increasing its equity ownership to 62 percent of Howmet's outstanding shares. Below is an unaudited pro forma condensed combined statement of income of the year ended June 30, 1997, giving effect to the acquisition as if this transaction had occurred at the beginning of the period. The pro forma condensed combined financial information has been prepared by Thiokol management based upon the historical financial statements of Howmet after updating these statements to coincide with Thiokol's June 30 fiscal year end. The Howmet financial statements were updated by combining results for the six months ended December 31, 1996, and for the six months ended June 30, 1997, to yield results for the year ended June 30, 1997. The Thiokol statement of income for the year ended June 30, 1997 was audited by Ernst & Young LLP, independent auditors. The pro forma combined results in the statement referred to above are not necessarily indicative of the actual operating results that would have occurred had the acquisition been consummated on July 1, 1996, or of future operating results of the combined operations. The pro forma financial information should be read in conjunction with Thiokol's Consolidated Financial Statements, including notes thereto, incorporated by reference in the accompanying Prospectus, and Howmet's audited financial statements, including notes thereto, contained in Howmet's Registration Statement on Form S-1 (Registration No. 333-37573).

                                             YEAR ENDED JUNE 30, 1997
                          ----------------------------------------------------------------
                            THIOKOL         HOWMET        PRO FORMA         PRO FORMA
                          CORPORATION INTERNATIONAL INC. ADJUSTMENTS   STATEMENT OF INCOME
                          ----------- ------------------ -----------   -------------------
                                                   (UNAUDITED)
                                              (DOLLARS IN MILLIONS)
Net sales...............    $890.1         $1,205.0        $ (4.0)(1)       $2,091.1
Cost of sales...........     723.7            885.8            --            1,609.5
General and administra-
 tive...................      80.5            161.5           4.1 (2)          246.1
Research and develop-
 ment...................      12.5             23.1            --               35.6
Restructuring and im-
 pairment...............      (2.2)              --            --               (2.2)
                            ------         --------        ------           --------
Income from operations..      75.6            134.6          (8.1)             202.1
Equity income...........      30.5              1.3         (30.5)(3)            1.3
Interest income.........      10.9              1.5          (1.7)(4)           10.7
Interest expense........      (1.7)           (35.2)         (8.9)(5)          (45.8)
                            ------         --------        ------           --------
Income before income
 taxes..................     115.3            102.2         (49.2)             168.3
Income taxes............     (32.9)           (45.1)          5.4 (6)          (72.6)
Minority interest in in-
 come...................        --               --         (19.9)(7)          (19.9)
                            ------         --------        ------           --------
Net income..............    $ 82.4         $   57.1        $(63.7)          $   75.8
                            ======         ========        ======           ========

--------
(1) Decrease in sales due to the loss of the Company's ability to claim reimbursable general and administrative expenses allocable to cost type contracts with the United States government. Thiokol's previous 49 percent interest did not require allocation of general and administrative expenses to Howmet. Following the purchase of the additional Howmet common stock, Thiokol owns a controlling (62 percent) interest of Howmet and is required under United States government cost accounting standards to allocate Thiokol corporate overhead expenses with respect to Howmet.
(2) Increase in goodwill amortization expense.
(3) Elimination of Howmet equity income.
(4) Reduction of interest income due to the use of cash and cash equivalents to purchase additional Howmet common stock.
(5) Increase in interest expense due to the increased debt incurred to purchase additional Howmet common stock.
(6) Income tax expense was adjusted based on pro forma net income.
(7) Minority interest in Howmet's income.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED DECEMBER 31, 1997 COMPARED TO THE SIX MONTHS ENDED DECEMBER 31, 1996

  The Company increased its ownership in Howmet from 49 percent to 62 percent on December 2, 1997. Accordingly, Howmet's December earnings, cash flows and balance sheet have been consolidated with the Company's. As a result, the first six months of operating results for fiscal 1998 include five months of Howmet earnings reported under the equity method and one month of Howmet earnings on a consolidated basis. Minority interest in income and equity is also reported for the 38 percent of Howmet the Company does not own. Due to the consolidation of Howmet in the Company's financial statements, comparison of financial information for the respective periods is difficult and may not be relevant. In order to facilitate an understanding of the Company's data, separate Howmet comparative data and analysis have been included below for the respective periods being reported.

 Income Year-To-Date

  Income before extraordinary item for the six months ended December 31, 1997, was $52.1 million or $2.75 per share compared to $37.9 million or $2.03 per share in the prior year. Net income for the six months ended December 31, 1997 was $45 million or $2.38 per share, a 19 percent increase compared to $37.9 million or $2.03 per share last year. The current year included Howmet debt refinancing charges of $7.1 million or $.37 per share, and Howmet initial public offering ("IPO") and additional stock appreciation rights ("SARs") accruals of $3.4 million or $.19 per share. The current period benefited by $4.1 million or $.22 per share from reduced income tax rates. The reduced rates result from a United States tax benefit related to a reorganization of investments in certain overseas operations, from the recognition of certain tax refunds, and from the return to tax profitability of European operations enabling the use of tax loss carry forward amounts. The prior year's income included federal income tax and interest refunds of $7.3 million or $.39 per share and release of excess restructuring reserves of $1.3 million or $.07 per share.

  Summary unaudited financial information follows:

                                                          SIX MONTHS ENDED
                                                            DECEMBER 31,
                                                        -----------------------
                                                         1997    1996   PERCENT
                                                        ------  ------  -------
                                                        (DOLLARS IN MILLIONS)
   Sales:
   Propulsion systems.................................. $319.5  $280.1      14
   Fastening systems...................................  163.2   127.8      28
   Investment castings.................................  105.2      --      --
                                                        ------  ------  ------
     Total sales....................................... $587.9  $407.9      44
                                                        ======  ======  ======
   Operating income:
   Propulsion systems.................................. $ 37.6  $ 30.6      23
   Fastening systems...................................   21.4     8.0     168
   Investment castings.................................   11.7      --      --
   Unallocated corporate expense.......................   (8.2)   (3.2)   (156)
                                                        ------  ------  ------
     Total operating income............................   62.5    35.4      77
   Equity income of affiliates.........................   15.3    10.5      46
   Interest income.....................................    3.5     7.4     (53)
   Interest expense....................................   (3.5)   (1.2)   (192)
   Other, net..........................................   (1.1)     --      --
   Income taxes........................................  (22.8)  (14.2)    (61)
                                                        ------  ------  ------
     Income before minority interest and extraordinary
      item.............................................   53.9    37.9      42
   Minority interest...................................   (1.8)     --      --
                                                        ------  ------  ------
   Income before extraordinary item....................   52.1    37.9      37
   Extraordinary item--loss on early retirement of
    debt...............................................   (7.1)     --      --
                                                        ------  ------  ------
     Net income........................................ $ 45.0  $ 37.9      19
                                                        ======  ======  ======

 Propulsion Systems

  Propulsion systems sales and income increased $39.4 million and $7.0 million, respectively. The prior year six months income included a $1.3 million restructuring reserve release. The sales gains were due to increases in the Commercial Launch Motor program ($15.7 million), Space Shuttle RSRM program ($15.4 million), and Missile Defense programs ($15 million). The higher income was due to the Commercial Launch Motor program, RSRM program, and Missile Defense programs.

 Fastening Systems

  Fastening systems sales for the six month period increased $35.4 million or 28 percent over last year. Aerospace sales increased $27.7 million and industrial sales increased $7.7 million over the prior year. The growth reflects stronger worldwide commercial aircraft and domestic industrial markets. Fastening systems margins increased to 13.1 percent from 5.6 percent last year, excluding the $.9 million restructuring reserve release in the prior year. The increased margins were primarily the result of continuing cost control initiatives, pricing increases, and volume growth.

  Operating income for the six month period was $14.3 million higher, excluding the restructuring reserve release of $.9 million in the prior year. Aerospace and industrial income increased $11.8 million and $2.5 million, respectively, over the prior year. Stronger domestic aerospace and industrial markets provided the improvement. Production problems of a major customer may impact commercial aircraft revenues.

 Investment Castings

  On December 2, 1997, the Company purchased an additional 13 percent of Howmet common stock, increasing the Company's ownership percentage to 62 percent. The six month period includes consolidated Howmet results for one month at 62 percent and Howmet equity income at 49 percent for five months. The following unaudited information summarizes Howmet's results before consolidation:

                                                            SIX MONTHS ENDED
                                                              DECEMBER 31,
                                                          ---------------------
                                                             1997       1996
                                                          ---------- ----------
                                                          (DOLLARS IN MILLIONS)
      Net sales.......................................... $    615.2 $    562.0
      Cost of goods sold.................................      446.1      428.1
      Gross profit.......................................      169.1      133.9
      Operating income...................................       71.5       55.3
      Income before extraordinary item...................       33.9       19.0
      Net income......................................... $     21.6 $     19.0
                                                          ========== ==========

  Following is a reconciliation of Howmet's contribution to the Company's income before extraordinary item for the six months ended December 31:

                                                          SIX MONTHS ENDED
                                                            DECEMBER 31,
                                                        ----------------------
                                                           1997        1996
                                                        ----------  ----------
                                                        (DOLLARS IN MILLIONS)
      Howmet income before extraordinary item.......... $     33.9  $     19.0
      Less preferred paid-in-kind dividend.............       (2.6)       (2.4)
                                                        ----------  ----------
      Income available to common shareholders..........       31.3        16.6
                                                        ----------  ----------
      Company's interest in Howmet income..............       15.9         8.1
      Add preferred paid-in-kind dividend..............        2.6         2.4
                                                        ----------  ----------
      Howmet's contribution to the Company's income
       before extraordinary item....................... $     18.5  $     10.5
                                                        ==========  ==========

  Investment castings sales for the six month period increased 9 percent to $615.2 million from the prior year period. The sales increase came from the commercial aircraft market.

  Investment castings earnings before extraordinary item were $33.9 million for the period, an increase of 78 percent from $19 million in the prior year's period. Income continued to benefit from operational and cost improvements. Howmet's current period includes an extraordinary charge of $12.3 million, net of taxes, related to refinancing debt to take advantage of favorable interest rates. Howmet's six months earnings were reduced by $5.8 million after tax for IPO expenses and additional SARs accruals.

 Income Taxes and Other Activities

  The Company had an effective income tax rate of 25 percent, compared with 27 percent for the same six months period in the prior year. The current year lower rate results from a United States tax benefit related to a reorganization of investments in certain overseas operations, from the recognition of certain tax refunds, and from the return to tax profitability of European operations enabling the use of tax loss carry forward amounts. In addition, the Company's overall effective income tax rate was also reduced by taxing five months of higher Howmet equity income at a 7 percent rate. The Company's tax rate for the remainder of fiscal 1998 will increase as the result of consolidating Howmet's financial results, whose tax rate is expected to approximate the statutory 40 percent rate. In addition, Thiokol must continue to provide tax at a 7 percent rate on its share of Howmet net income. The fiscal year 1999 tax rate is expected to approximate statutory rates, plus the addition of 7 percent on Thiokol's share of Howmet net income.

  For the six months ended December 31, 1997, selling, general and administrative expenses increased $17.3 million compared to the prior year. The addition of Howmet's general and administrative expenses accounted for most of the increase. For the current six month period, selling and administrative expenses in the fastening segment also increased as a result of higher sales volume.

  The adverse Asian economic conditions caused no material impact to fastening systems and investment castings sales or earnings during the second quarter. Propulsion system sales in Asia are minimal. To the extent the Asian economic conditions impact the commercial aerospace market, such impact may affect the Company.

  The Request for Proposal ("RFP") for the RSRM Buy IV contract was received in February 1998, and the Company's proposal is due to NASA in April 1998. The Buy IV RFP baseline requests 35 flight sets, or 70 motors, and three flight support motors with contract completion in approximately fiscal year 2005. NASA has also requested an alternate proposal for 20 flight sets, or 40 motors, and one flight support motor, with contract completion in approximately fiscal year 2003. Motor deliveries and periods of performance may change in negotiations. Currently, the Company anticipates follow-on contracts for RSRM motors through the life of the Space Shuttle Program. The contract type is anticipated to be a cost plus incentive/award fee, similar to the current Buy III structure. NASA has provided the Company with long lead material procurement authorization to support the Buy IV production start in September 1998. The contract is subject to annual congressional funding by the United States government.

  On December 22, 1997, the Company was selected as the propulsion team leader by TRW for the Air Force's Intercontinental Ballistic Missile ("ICBM") Prime Integration Contract. The Company will lead a joint effort with United Technologies Corporation, Chemical Systems Division ("CSD") to provide remanufactured Minuteman III solid rocket motors for all three stages as well as propulsion sustaining engineering for the Minuteman and Peacekeeper ICBM weapons systems. The propulsion program, beginning as early as February 1998, is valued at over $1 billion to the Company over the expected 15-year life of the contract. The contract is subject to annual congressional funding by the United States government.

  Subsequent to the quarter end, on January 22, 1998, the Company's Board of Director's declared a two-for-one stock split in the form of a stock dividend payable March 13, 1998, for each stockholder of record on

February 27, 1998. As a result of the stock split, the associated preferred share purchase rights (the "Rights") have been adjusted so that each Right, upon proper exercise, entitles the holder to purchase one two-hundredth of a share of the Company's Series A Junior Participating Preferred Stock at a purchase price of $120. Until the acquisition by a person or a group of 15% or more of the outstanding common stock of the Company, the Rights may be redeemed by the Board of Directors of the Company at a price of $.005 per Right. A regular quarterly dividend of $.10 per common share, reflecting the split, was also declared payable March 13, 1998, for each stockholder of record on February 27, 1998.

  Subsequent to the quarter-end, the Company determined it will change its fiscal year from June 30 to a calendar year effective December 31, 1998. The change is to coordinate the Thiokol and Howmet reporting periods and to reduce the confusion that accompanies a fiscal year versus a calendar year. Howmet currently reports on a calendar year basis.

RESULTS OF OPERATIONS FOR THE FISCAL YEAR 1997 COMPARED TO THE FISCAL YEAR
1996

  Net income for 1997 was $82.4 million or $4.41 per share, an increase of 40 percent compared to $58.3 million or $3.14 in 1996. Net income for 1996 included recognition of $21.3 million after-tax ($1.15 per share) of income related to income taxes and after-tax fastening systems charges of $8.5 million ($.46 per share) for inventory and $5.9 million for restructuring ($.32 per share). Net income for 1997 included after-tax income related to income tax refunds and interest on the refunds and restructuring credits totaling $9.7 million after-tax or $.52 per share.

  Following is summary unaudited financial information for the twelve months ended June 30:

                                                          FISCAL YEAR
                                                          ENDED JUNE
                                                              30,
                                                         --------------
                                                          1997    1996   PERCENT
                                                         ------  ------  -------
                                                         (DOLLARS IN MILLIONS)
   Sales
   Propulsion systems................................... $606.1  $651.1     (7)
   Fastening systems....................................  284.0   238.4     19
                                                         ------  ------    ---
     Total sales........................................ $890.1  $889.5     --
                                                         ======  ======    ===
   Operating income
   Propulsion systems................................... $ 55.1  $ 77.1    (29)
   Fastening systems....................................   27.0    (6.3)    --
   Unallocated corporate expense........................   (6.5)   (9.0)    28
                                                         ------  ------    ---
     Total operating income.............................   75.6    61.8     22
   Equity income, Howmet................................   30.5     4.5    578
   Interest income......................................   10.9    30.2    (64)
   Interest expense.....................................   (1.7)   (3.9)    56
   Income taxes.........................................  (32.9)  (34.3)     4
                                                         ------  ------    ---
     Net income......................................... $ 82.4  $ 58.3     41
                                                         ======  ======    ===

Business Segment Sales and Income for 1997

  Propulsion systems sales declined in 1997 compared to the prior year due to defense sales being down $60 million, partially offset by an increase in space programs of $15 million.

  Propulsion systems income was down $22 million in 1997 compared to 1996 as a result of completion of the shuttle processing contract in 1996, reduced margins on the RSRM contract, and additional start-up and warranty costs on commercial launch motors. Defense related programs income declined $11.2 million due to lower activity as a result of reduced government spending, completion of several defense programs during fiscal year 1996, and closure of two government-owned contractor-operated ("GOCO") plants.

  Fastening systems sales and income increased $45.6 million and $33.3 million, respectively, over 1996. Commercial aerospace sales were up $38.9 million from the prior year. The increase in sales provided a corresponding increase in income. Cost reductions due to plant closures and consolidations, and relocation of the subsidiary headquarters also contributed to income. In fiscal year 1997, pre-tax income benefited $.8 million from the reversal of excess restructuring reserves versus the prior year's $18.1 million pre-tax charges for inventory and restructuring. Excluding both non-recurring items, 1997 income increased 121 percent. In fiscal year 1997, fastening systems margins increased to 9.2 percent from 5 percent in 1996 excluding unusual items.

  Net income for 1997 included $28.3 million or $1.52 per share from the Company's investment in Howmet.

  Also affecting income was a 28.5 percent effective tax rate for 1997 compared to 37 percent for 1996, reflecting the lower 7 percent tax rate on higher equity income from Howmet.

  The following unaudited table summarizes the impact on earnings of major unusual items affecting both years:

                                                            AFTER-TAX INCOME
                                                          ---------------------
                                                             1997       1996
                                                          ---------- ----------
                                                          (DOLLARS IN MILLIONS)
   Income before unusual items........................... $     72.7 $     51.4
   Restructuring credit (charge).........................        1.3       (5.9)
   Huck inventory charges................................         --       (8.5)
   Income tax interest income/credits....................        8.4       21.3
                                                          ---------- ----------
   Net income............................................ $     82.4 $     58.3
                                                          ========== ==========

  Excluding unusual items in both years, net income in 1997 increased by 40 percent or $1.12 per share.

  General and administrative expense for 1997 increased 15 percent or $10.7 million compared to 1996. General corporate expense increased $7.7 million while selling and administrative costs increased $3 million in the fastening systems segment. Interest expense decreased $2.2 million as a result of the reduction in short-term debt.

Prior Years Restructuring and Impairment

  As a result of a comprehensive review of the Company's operating performance in Europe, a pre-tax restructuring charge of $5.9 million was recognized in the second quarter of 1996 relating to the anticipated shutdown of the fastening systems' Germany operations. During the third quarter of fiscal year 1996, the Company notified the 82 affected employees of the Germany plant shutdown. The charge included $3.6 million of employee severance expense and $1.7 million write down of long-lived assets.

  During the 1993-1994 defense industry downturn, pricing pressures required the Company to review operations and reduce operating costs to remain competitive. During the third quarter of 1995, the Board of Directors determined a consolidation of the Company's manufacturing facilities and associated write down of assets was required. The Company recorded a $61.4 million pre-tax defense systems restructuring and related impairment charge including a $20 million write down for impaired long-lived assets and a $23.6 million write down of goodwill. Fair value of goodwill and fixed asset write downs was determined by estimating discounted cash flows from future defense and non-shuttle vehicle operations. Also included was an estimated restructuring loss of $10.5 million on the disposition of fixed assets from two manufacturing facilities (Huntsville and Omneco), and a $7.3 million cash restructuring charge for costs related to the facility closures including $2.3 million of employee severance costs. The restructuring included 360 employee terminations. Fair value of the Huntsville and Omneco assets was based on estimated cash proceeds from asset sales net of the costs of disposal. During the second quarter of 1997, the restructuring was substantially completed and excess reserves from both programs were closed and credited to income. The propulsion and the fastening systems segments recognized $1.4 million and $.8 million in income, respectively. The restructuring plan included charges for certain issues that have not currently been resolved, and the Company believes remaining reserves will be adequate to cover future costs.

  A summary of restructuring reserve activity by program follows:

                                                         U.S.     GERMAN
                                                         PLANT    PLANT
                                                       SHUTDOWNS SHUTDOWN TOTAL
                                                       --------- -------- -----
                                                        (DOLLARS IN MILLIONS)
Reserve balance at March 31, 1995.....................   $17.8       --   $17.8
Reductions (noncash)..................................     (.5)      --     (.5)
Payments made.........................................     (.3)      --     (.3)
                                                         -----     ----   -----
Balance at June 30, 1995..............................    17.0       --    17.0
Fastening systems restructuring.......................      --     $5.9     5.9
Reductions (noncash)..................................    (8.7)    (2.3)  (11.0)
Payments made.........................................     (.9)      --     (.9)
                                                         -----     ----   -----
Balance at June 30, 1996..............................     7.4      3.6    11.0
Reductions (noncash)..................................    (5.2)    (2.8)   (8.0)
Payments made.........................................     (.8)      --     (.8)
                                                         -----     ----   -----
Fiscal year 1997 restructuring credit.................   $ 1.4     $ .8   $ 2.2
                                                         =====     ====   =====

  The Company has successfully negotiated with the United States government for recovery of certain of these costs. The Company estimates approximately $9 million to be recognized in Company profits during fiscal year 1998 through fiscal year 2000.

Equity Investment in Howmet

  In December 1995 the Company purchased 49 percent of Howmet. The Company's 1997 results include equity income of $30.5 million, reflecting a full year of Howmet ownership compared to $4.5 million of equity income for the 28 weeks of Company ownership in 1996. Howmet experienced an 18.5 percent increase in sales for the twelve months ended June 30, 1997, compared to the same period in the prior year, reflecting an increased demand in the commercial aerospace market and continued strength in the industrial gas turbine market. Howmet's income increased in 1997 due to: sales increasing 18.5 percent, additional revenue of $9.7 million from the finalization of a pricing adjustment with a major customer, fixed cost containment, variable cost reduction, and other operational improvements, a lower effective tax rate of 44 percent in 1997 compared to 60 percent in 1996, and lower interest expense due to lower debt and lower interest rates in 1997 compared to 1996. Partially offsetting the above increases were additional stock appreciation rights expenses of $20.7 million recorded in 1997 versus 1996. For the year ended June 30, 1997, Howmet contributed 34.4% of the Company's net income.

RESULTS OF OPERATIONS FOR THE FISCAL YEAR 1996 COMPARED TO THE FISCAL YEAR
1995

  Net income for 1996 was $58.3 million or $3.14 per share, an increase of 11 percent compared to $52.3 million or $2.78 per share before an extraordinary charge in 1995. Income for 1996 included recognition of $21.3 million after-tax of income related to income taxes or $1.15 per share after-tax. Results for 1996 also reflected fastening systems charges of $12.2 million for inventory and $5.9 million for restructuring. Income for 1995 included a refund of income taxes of $17.5 million and related interest income of $43.5 million, resulting in a net after-tax impact of $44.5 million or $2.37 per share. Results for 1995 were also impacted by a propulsion systems restructuring charge of $61.4 million or $2.62 per share. Net income for 1995 was $47.5 million or $2.53 per share including an extraordinary loss of $4.8 million related to the early retirement of debt.

  Following is summary unaudited financial information for the twelve months ended June 30:

                                                          1996    1995   PERCENT
                                                         ------  ------  -------
                                                         (DOLLARS IN MILLIONS)
   Sales
   Propulsion systems................................... $651.1  $729.1    (11)
   Fastening systems....................................  238.4   227.7      5
                                                         ------  ------   ----
     Total sales........................................ $889.5  $956.8     (7)
                                                         ======  ======   ====
   Operating Income
   Propulsion systems................................... $ 77.1  $ 87.0    (11)
   Fastening systems....................................   (0.4)   19.2   (102)
   Restructuring and impairment.........................   (5.9)  (61.4)    90
   Unallocated corporate expense........................   (9.0)   (5.4)   (67)
                                                         ------  ------   ----
   Operating income.....................................   61.8    39.4     57
   Equity income, Howmet................................    4.5      --     --
   Interest income......................................   30.2    46.2    (35)
   Interest expense.....................................   (3.9)   (9.3)    58
   Income taxes.........................................  (34.3)  (24.0)   (43)
                                                         ------  ------   ----
   Income before extraordinary item.....................   58.3    52.3     11
   Extraordinary item--debt retirement..................     --    (4.8)    --
                                                         ------  ------   ----
   Net income........................................... $ 58.3  $ 47.5     23
                                                         ======  ======   ====

  Operating income was favorably impacted by recognition of cost management fees on the RSRM contract, and lower general and administrative and research and development costs. Adversely impacting operating income were lower margins and the restructuring charges and inventory write down for the fastening systems segment, Castor IV motor requalification costs and completion of the Shuttle Processing Contract during the first quarter of 1996.

Business Segment Sales and Income for 1996

  Propulsion systems sales decreased due to NASA reducing the RSRM flight sets from eight to seven per year, continued Company emphasis on cost reductions on the RSRM program ($30 million), as well as the first quarter termination of the RSRM processing work at the Kennedy Space Center ($22.5 million). Castor IV motor and CASTOR 120 motor sales also declined while STAR motor sales increased. The sales decrease also was caused by significantly lower operating levels at the GOCO ammunition plants ($17.8 million), and lower Standard missile ($12.6 million) and Trident ($11.5 million) production. A sales increase in flares ($19.2 million) and Minuteman sales ($8.6 million) partially offset the decrease. The decrease in income was primarily related to Castor IV requalification costs ($3.6 million), lower RSRM motor production ($3.4 million), the completion of the RSRM processing contract ($3.1 million), and lower margins in other space programs. Income in 1995 included a $6.1 million pension curtailment gain which accounts for a portion of the 1996 decline. The decrease was partially offset by higher RSRM income recognized as a result of higher cost management fees ($10.1 million).

  Fastening systems income for 1996 decreased 38 percent to $11.8 million, excluding $18.1 million of inventory and restructuring charges, from $19.2 million in 1995. Domestic and international aerospace sales increased significantly in 1996. Earnings from aerospace continue to be impacted by losses at the Lakewood facility due to manufacturing inefficiencies. The Lakewood losses declined significantly in the fourth quarter of 1996. Industrial operating results were impacted by weak transportation markets. Lower international operating margins resulted from the Germany plant losses, lower margin sales, and new product marketing costs. The Company announced in the second quarter of fiscal year 1996 the closure of the Germany operations.

  The following unaudited table summarizes the impact on earnings of major unusual items affecting both years:

                                                           AFTER-TAX INCOME
                                                         ----------------------
                                                            1996        1995
                                                         ----------  ----------
                                                         (DOLLARS IN MILLIONS)
   Income before unusual items.......................... $     51.4  $     57.0
   Restructuring charges................................       (5.9)      (49.2)
   Fastening systems inventory charges..................       (8.5)         --
   Income tax interest income/credits...................       21.3        27.0
   Income tax refund....................................         --        17.5
                                                         ----------  ----------
     Income before extraordinary item................... $     58.3  $     52.3
   Extraordinary item-debt retirement...................         --        (4.8)
                                                         ----------  ----------
     Net income......................................... $     58.3  $     47.5
                                                         ==========  ==========

  General and administrative expense for 1996 of $69.8 million decreased 3 percent or $2.1 million compared to 1995. General corporate expense decreased $3.9 million while selling and administrative costs increased $1.8 million in the fastening systems segment. Interest expense decreased $5.4 million as a result of the reduction in long-term debt in the third quarter of 1995.

  Thiokol purchased 49 percent of Howmet in December 1995. The investment in Howmet was accounted for on the equity method and equity income of $4.5 million was recognized in 1996. Howmet sales of $1,017.1 million for the twelve months ended June 30, 1996 increased $127.4 million from $889.7 million or 14.3 percent over 1995. Income from operations for 1996, before amortization of acquisition related assets, was $82.1 million, a 22.4 percent increase over 1995.

  Also impacting income was a 37 percent effective income tax rate compared to
31.5 percent for 1995 reflecting lower research tax credits, refunds, and nondeductible restructuring charges.

 Liquidity and Capital Resources

  The increase in the Company's Howmet ownership to 62 percent and subsequent consolidation has resulted in consolidation of one month (December 1997) of Howmet's cash flows with that of the Company. Due to the consolidation of Howmet, comparison of the two periods' cash flows is difficult. As a result of Howmet's financing agreements, Howmet is limited as to the amount of dividends it can declare, which limits Thiokol's access to Howmet's cash flows and resources. Separate cash flow information for Howmet has been included below for the respective periods being reported.

  For the six months ended December 31, 1997, net cash flows from operating activities were $75.6 million compared to $79.3 million for the prior year. The current year benefited from increased collections of receivables over the prior year and was primarily due to cash receipts at Howmet, and the settlement of Post Retirement Benefits ("PRB") issues ($8.9 million) at the government-owned, company-operated facilities. The prior year decrease in receivables was due to timing differences in cash receipts. The increase in depreciation and amortization over the prior year was due to the addition of Howmet. The decrease in income taxes was due to tax payments made by Howmet. The prior year benefited from an increase in income tax accruals due to lower tax payments.

  The purchase of an additional 13 percent of Howmet common stock used $183.8 million, less $27.2 million of acquired cash, or $156.6 million. Net capital spending on property, plant and equipment used $22.6 million in the current period compared to $18.6 million in the prior year. The increased capital spending was due to the addition of Howmet, but was partially offset by decreased capital spending in the other segments of the Company due to timing issues and lower overall expenditures in the six month period.

  Financing activities for the six month period provided $97.8 million of cash compared to $43.1 million of cash used in the prior year period. The Company issued $138 million of debt for the purchase of Howmet common stock, of which $30 million was repaid during the period. The Company also repaid $7.5 million of its consolidated debt. During the period, Howmet refinanced its debt to take advantage of favorable interest rates. As part of the refinancing, Howmet incurred pre-tax charges of $20.2 million, including a $6.5 million non-cash charge for the writeoff of unamortized debt issuance costs. Howmet repaid $146 million of debt at a 10 percent fixed interest rate, and refinanced $198 million of new debt under a new revolving bank facility at a substantially lower variable rate.

  During the six month period, the Company repurchased 107,900 shares of the Company's common stock for $7.9 million. The Company did not repurchase shares in the prior year period. Subsequent to the quarter-end, in January 1998, the Company repurchased approximately 133,000 shares of the Company's common stock for $10.8 million. There are approximately 1.3 million shares remaining for repurchase under the Company's current share repurchase authorization. The Company will repurchase shares in amounts and at times as the Company deems appropriate.

  The initial public offering of Howmet did not generate any cash to Howmet or to the Company.

  On December 31, 1997, the Company's current ratio was 1.49, debt-to-equity ratio was 60.7 percent, excluding the Pechiney Notes, and working capital was $188 million, a $15.8 million increase from June 30, 1997.

  At December 31, 1997, Thiokol had available $150 million in revolving credit facilities, of which $90 million had been borrowed. In addition, on December 31, 1997, Howmet had available $300 million in revolving credit facilities with $94.4 million unused. The Company's $300 million shelf registration statement filed with the Securities and Exchange Commission became effective October 16, 1996, and permits the Company access to public markets to issue long-term financing with amounts, type, and timing as considered appropriate.

  A comparative cash flow statement for Howmet for the six month period for both years follows:

                                                         SIX MONTHS ENDED
                                                           DECEMBER 31,
                                                       ----------------------
                                                          1997        1996
                                                       ----------  ----------
                                                            (UNAUDITED)
                                                       (DOLLARS IN MILLIONS)
   OPERATING ACTIVITIES
   Net income......................................... $     20.7  $     18.2
   Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization...................       34.6        31.6
      Equity income of affiliates.....................        (.9)        (.7)
      Extraordinary item..............................       12.3          --
      Changes in operating assets and liabilities:
       Accounts receivable............................       26.4        25.3
       Inventories....................................      (14.0)       12.2
       Accounts payable and accrued expenses..........       12.8        17.0
       Income taxes payable...........................       18.3         1.6
       Long-term SAR accrual..........................       15.5         5.8
       Other-net......................................        2.4         1.1
                                                       ----------  ----------
        Net cash provided by operating activities.....      128.1       112.1
   INVESTING ACTIVITIES
     Purchases of property, plant and equipment-net...      (38.4)      (22.5)
     Proceeds from sale of refurbishment business-net
      of tax..........................................       44.9          --
                                                       ----------  ----------
        Net cash provided by (used in) investing
         activities...................................        6.5       (22.5)

                                                          SIX MONTHS ENDED
                                                            DECEMBER 31,
                                                        ----------------------
                                                           1997        1996
                                                        ----------  ----------
                                                               (UNAUDITED)
                                                          (DOLLARS IN MILLIONS)
   FINANCING ACTIVITIES
     Issuance of long-term debt........................      236.8        51.8
     Repayment of long-term debt.......................     (315.0)     (147.0)
     Premiums paid on early retirement of debt.........      (13.7)         --
     Foreign currency rate changes.....................        (.3)        (.2)
                                                        ----------  ----------
        Net cash used for financing activities.........      (92.3)      (95.4)
   Increase (decrease) in cash and cash equivalents....       42.4        (5.8)
   Cash and cash equivalents at beginning of period....        3.0        29.3
                                                        ----------  ----------
   Cash and cash equivalents at end of period.......... $     45.4  $     23.5
                                                        ==========  ==========

  Net cash flows provided from operations for the six month period were $128.1 million compared to $112.1 million for the same period in the prior year. Increases in income taxes payable and other accruals were primarily responsible for the increase. The 1996 inventory reductions were due to improved manufacturing controls, scrap alloy sales, continued strong sales, and timing of deliveries. In 1997, inventories increased to meet increased customer demands. Net cash used for financing activities totaled $92.3 million for the period.

  Estimated future cash flows from operations, current financial resources and available credit facilities are expected to be adequate to fund the Company's anticipated working capital requirements, capital expenditures, dividend payments and stock repurchase program.

Future Operations/Business Environment

  The Propulsion Group produces high-technology solid propellant motors for space and defense applications. Production of and services for the RSRM represented 40 percent of 1997 consolidated sales and 56 percent of consolidated operating income before recognition of the restructuring credit. The current contract with NASA extends the Company's production of the RSRM through fiscal year 2001. NASA planning includes follow-on RSRM contracts with the Company and projects replacing the shuttle program with another system in 2012. RSRM Buy III contract incentives to reduce costs over the life of the contract should result in higher incentive fees in the future based on actual and anticipated contract cost performance. As of December 31, 1997, cost management award fees of $93.2 million had been recognized on the current RSRM Buy III contract. Realization of such fees is reasonably expected based on actual and anticipated contract cost performance. However, all of the cost management award fees remain at risk until completion of the current contract and final NASA review.

  Unanticipated program problems which erode cost management performance could cause some or all of the recognized cost management award fees to be reversed and would be offset against receivable amounts from the United States government or be directly reimbursed. Circumstances which could erode cost management performance include, but are not limited to, a failure of a Company supplied component, performance problems with the RSRM leading to a major redesign and/or requalification effort, manufacturing problems including supplier problems which result in RSRM production interruptions or delays, and major safety incidents.

  In 1997, the Company consolidated it's Northern Utah Propulsion operations to provide a more efficient and competitive solid rocket motor design, development, and manufacturing organization. Consolidation costs, consisting primarily of employee severance expense, were minimal and were offset by savings in the periods incurred.

  The level of United States government funding of space programs including the Space Station may impact the Space Shuttle launch schedule. Significant reductions in the launch schedule would lower the Company's production rates and reduce related revenue and profits to the Company. The Company participates in the commercial satellite launch business through the CASTOR and STAR series of motors. During the fiscal year 1997, the Company expanded its international participation in the commercial launch market with contract wins in Japan and Spain.

  With continuing reductions in federal government defense spending, the Company expects its defense sales and income to continue declining in fiscal year 1998 and begin to stabilize in 1999. Generally the industry is characterized by significant over capacity. Decreased defense spending has created a highly competitive pricing environment for tactical programs and has reduced margins on existing programs and new program opportunities. In December 1997, the Company was awarded a contract to remanufacture the United States' existing Minuteman ballistic missiles.

  The fastening systems segment operates in both aerospace and industrial markets. The aerospace segment is greatly influenced by build schedules of commercial aircraft which increased significantly in fiscal year 1997 and are anticipated to increase again in fiscal year 1998, although there can be no assurance as to the impact of recent events in Asia on such build schedules. The industry has historically been quite cyclical and the Company anticipates the cyclicality will continue. Military aircraft spending is expected to continue at low production levels. As a result of higher sales, continued improvements in operations, and the closure of the Germany facility, the Company has improved operating margins in the fastening systems segment. Industrial sales in 1998 are expected to increase over 1997 levels if the build schedules in the transportation industry continue to rise.

  Howmet is a leading manufacturer of investment cast turbine engine components for the jet aircraft and industrial gas power generation markets. Major products include aerospace castings, blades and vanes, aerospace structural components, IGT castings and aluminum castings. The Company believes Howmet manufactures airfoils for every major jet aircraft turbine engine program currently in production or under development by its major customers. Airfoils are also produced for land-based IGT engines primarily used in utility power generation as well as in mechanical drive applications for oil and gas processing and off-shore drilling.

  Both the aerospace castings and fastening systems markets are strongly influenced by both the level of new aircraft construction and demand for commercial air travel both of which are expected to continue to increase, although there can be no assurance that the recent events in Asia will not negatively impact such factors.

OTHER MATTERS

  The Company has operating leases, the majority of which are short-term and real estate related. Rental expense amounted to $14.5 million in 1997. Renewal and purchase options are available on certain of these leases. Future minimum rental commitments under non-cancelable operating leases total approximately $37 million with $9.1 and $8.1 million committed in 1998 and 1999, respectively, and in declining amounts thereafter.

YEAR 2000 COMPLIANCE

  Thiokol Corporation has a decentralized Information Systems (I.S.) function, where each of its three major business segments operate autonomously with its own I.S. organization. The Propulsion I.S. organization is two years into a scheduled three-year Year 2000 date compliance project which addresses all major production applications supported by the Propulsion Group. The project is on schedule and is expected to be completed prior to the year 2000. The estimated cost for the project is $4.1 million, which is being expensed when incurred over the three year life of the project.

  Huck I.S. has engaged an independent consulting firm to provide a comprehensive assessment of its Year 2000 compliance exposure. The scope of this engagement is to assess Huck's vulnerability to Year 2000 problems, determine the significance of individual findings and to recommend specific actions. Huck believes its compliance exposure is minimal, since it uses primarily commercial, vendor-supported application software products. Huck is currently working with its various software vendors to validate that the vendors' products will be compliant on a timely basis.

  Howmet I.S. is actively working on its Year 2000 compliance issues. All date logic problems on the central mainframe applications have been identified and remedial action to correct or replace the problematic code is currently underway. Work is scheduled to be completed by June 30, 1999.

  Howmet has also initiated formal communications with all of its significant suppliers, including raw materials, services, and computer hardware/software suppliers, and large customers to determine the extent to which Howmet's manufacturing processes and interface systems are vulnerable to those third parties' failure to resolve their own Year 2000 issues. There can be no guarantee that the systems of other companies on which Howmet's systems rely will be timely converted and would not have an adverse effect on the Howmet systems. However, at this point, no material problems have been discovered or are anticipated.

  Howmet expects to incur future incremental costs for such efforts of approximately $6 million. In addition, Howmet has diverted internal resources with an annual cost of approximately $600,000 for each of 1997, 1998 and 1999.

                           DESCRIPTION OF THE NOTES

  The following description of the particular terms of the Notes offered hereby (which are included in the "Debt Securities" described in the accompanying Prospectus) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made.

  The Notes are to be issued under an Indenture (the "Indenture") between the Company and Harris Trust and Savings Bank, as trustee (the "Trustee"), and will constitute a single series of Debt Securities described in the accompanying Prospectus. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms that are made a part thereof by reference to the Trust Indenture Act of 1939, as amended. Capitalized terms not otherwise defined herein shall have the meanings given to them in the accompanying Prospectus or the Indenture. As used in this "Description of the Notes," all references to the Company shall mean Thiokol Corporation excluding, unless the context otherwise requires or as otherwise expressly stated, its subsidiaries. For definitions of certain capitalized terms used in the following summary, see "-- Certain Definitions."

GENERAL

  The Notes will be limited to $150,000,000 aggregate principal amount and will mature on March 1, 2008. The Notes will be unsecured obligations of the Company and will be issued in denominations of $1,000 and integral multiples of $1,000.

  The Notes will bear interest at the rate per annum shown on the front cover of this Prospectus Supplement from March 1, 1998 or the most recent date to which interest has been paid or duly provided for, payable semi-annually in arrears on March 1 and September 1 of each year, commencing September 1, 1998, to the persons in whose names the Notes are registered at the close of business on the February 15 and August 15, as the case may be, immediately prior to such interest payment dates, regardless of whether any such record date is a Business Day. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

  If any interest payment date, any Redemption Date (as defined below), or any other day on which the principal of or premium, if any, or interest on a Note becomes due and payable falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such interest payment date, Redemption Date, or other date, as the case may be.

  Principal and interest on the Notes will be payable, the transfer of Notes will be registrable and the Notes may be presented for exchange, at the office or agency of the Company maintained for such purpose (which initially will be the corporate trust office of the Trustee located at 88 Pine Street, New York, New York 10005, Attention: Corporate Trust Services). So long as the Notes are represented by a Global Security, the interest payable on the Notes will be paid to Cede & Co., the nominee of the Depositary, or its registered assigns as the registered owner of such Global Security, by wire transfer of immediately available funds on each of the applicable interest payment dates. If any of the Notes are no longer represented by a Global Security, payment of interest may, at the option of the Company, be made by check mailed to the address of the person entitled thereto. No service charge will be made for any transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  No sinking fund is provided for the Notes and the Notes are not subject to redemption or repurchase by the Company at the option of the Holders.

REDEMPTION AT THE OPTION OF THE COMPANY

  The Notes will be redeemable, in whole or from time to time in part, at the option of the Company on any date (a "Redemption Date"), at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to such Redemption Date) discounted to such Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such Redemption Date; provided that installments of interest on Notes which are due and payable on an interest payment date falling on or prior to the relevant Redemption Date shall be payable to the holders of such Notes, registered as such at the close of business on the relevant record date according to their terms and the provisions of the Indenture.

  "Treasury Rate" means, with respect to any Redemption Date for the Notes,
(i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Maturity Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

  "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

  "Independent Investment Banker" means Morgan Stanley & Co. Incorporated or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with the Company.

  "Comparable Treasury Price" means with respect to any Redemption Date for the Notes (i) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

  "Reference Treasury Dealer" means each of Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, ABN AMRO Incorporated, BT Alex. Brown Incorporated and First Chicago Capital Markets, Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company will substitute therefor another Primary Treasury Dealer.

  "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

  Notice of any redemption by the Company will be mailed at least 30 days but not more than 60 days before any Redemption Date to each holder of Notes to be redeemed. If less than all the Notes are to be redeemed at the option of the Company, the Trustee shall select, in such manner as it shall deem fair and appropriate, the Notes to be redeemed in whole or in part.

  Unless the Company defaults in payment of the redemption price, on and after any Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption.

RANKING

  With respect to the assets of the Company, the Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all other senior unsecured obligations of the Company, including the Company's obligations under its revolving credit facilities (which are currently unsecured), and senior in right of payment to all existing and future subordinated debt of the Company. A significant portion of the Company's operations are conducted through its directly and indirectly owned subsidiaries, and therefore, the Company is dependent on the cash flow of its subsidiaries to meet its debt obligations, including its obligations under the Notes. Although earnings from the Company's subsidiaries may be provided to the Company through dividends and payments on intercompany indebtedness, certain outstanding indebtedness of Howmet restricts the payment of dividends by Howmet to the Company. These restrictions prevent Thiokol from accessing Howmet's cash flows and other resources. In addition, under applicable law, the Company's subsidiaries may be limited in the amount that they are permitted to pay as dividends on their capital stock. The claims of holders of the Notes effectively will be subordinated to the prior claims of creditors, including trade creditors, of the operating subsidiaries. At December 31, 1997, after giving pro forma effect to the offering of the Notes, the total current and other liabilities and long-term debt of the subsidiaries included in the Company's consolidated liabilities would have been approximately $728.4 million (excluding the Pechiney Notes, see footnote (d) under "Capitalization").

COVENANTS

  The Indenture will contain, among others, the following covenants:

  Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, incur, assume or guarantee any Debt secured by a Lien on any Principal Property or on any Debt or shares of capital stock of, or other ownership interests in, any Restricted Subsidiary ("Secured Debt") (whether such Principal Property, Debt, capital stock or ownership interests are owned or outstanding at the date of the Indenture or thereafter acquired or issued, as the case may be) if, immediately after giving effect thereto, the sum, without duplication, of (a) the aggregate principal amount of all Secured Debt (other than Excluded Debt) and (b) the aggregate amount of all Attributable Debt in respect of Sale and Leaseback Transactions (other than Excluded Transactions) would exceed 15% of the Company's Consolidated Net Tangible Assets, unless the Company provides, concurrently with or prior to the incurrence, assumption or guarantee of such Secured Debt, that the Debt Securities shall be secured equally and ratably with (or, at the option of the Company, prior to) such Secured Debt.

  The provisions described in the foregoing paragraph shall not apply to Debt secured by the following Liens ("Excluded Debt"):

    (i) Liens existing as of the date of the Indenture;

    (ii) Liens on any Principal Property, Debt, shares of capital stock or other ownership interests existing at the time of acquisition thereof (whether such acquisition is direct or by merger, acquisition of stock or assets or otherwise) by the Company or any of its Subsidiaries, provided such Liens were not created in contemplation of or in connection with such acquisition;

    (iii) Liens upon or with respect to any Principal Property acquired, constructed or improved by the Company or any of its Subsidiaries after the date of the Indenture which (A) are created, incurred or assumed contemporaneously with, or within 12 months after, the latest to occur of the acquisition (whether by merger, acquisition of stock or assets or otherwise), or the completion of construction or improvement, or the commencement of commercial operation, of such Principal Property, and (B) secure or provide for the payment of any part of the purchase price of such Principal Property or the cost of such construction or improvement; provided, however, that in the case of any such construction or improvement, the Lien shall relate only to Debt incurred to finance such construction or improvement;

    (iv) Liens securing Debt owing by any Subsidiary to the Company or to any other Subsidiary;

    (v) Liens for taxes not yet due or which are being contested by the Company in good faith;

    (vi) Liens securing reimbursement obligations with respect to letters of credit;

    (vii) Liens on receivables, inventory, and patents, trademarks, trade names and other intangibles, securing Debt;

    (viii) Liens encumbering deposits securing Debt under Hedging
  Obligations;

    (ix) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business;

    (x) Liens created in substitution of or as replacements for any Liens permitted by the preceding clauses (i) through (ix), provided that, based on a good faith determination of an officer of the Company, the Principal Property encumbered under any such substitute or replacement Lien is substantially similar in nature and value to the Principal Property encumbered by the Lien which is being replaced; and

    (xi) Liens for the sole purpose of extending, renewing or replacing in whole or in part the Debt secured thereby referred to in the foregoing clauses (i) to (x), inclusive, or in this clause (xi); provided, however, that the Debt excluded pursuant to this clause (xi) shall be excluded only in an amount not to exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or part of the Principal Property, Debt, shares of capital stock or other ownership interests, as the case may be, subject to the Lien so extended, renewed or replaced (plus improvements on or to such Principal Property).

  Limitation on Sale and Leaseback Transactions. The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into, assume, guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction involving any Principal Property (whether such Principal Property is owned at the date of the Indenture or thereafter acquired), if, immediately after giving effect thereto, the sum, without duplication, of (a) the aggregate principal amount of all Secured Debt (other than Excluded Debt) and
(b) the aggregate amount of all Attributable Debt in respect of Sale and Leaseback Transactions (other than Excluded Transactions) would exceed 15% of the Company's Consolidated Net Tangible Assets. The provisions set forth in the immediately preceding sentence shall not apply to any Sale and Leaseback Transaction (an "Excluded Transaction") if (w) within 270 days from the effective date of such Sale and Leaseback Transaction, the Company or such Subsidiary applies an amount not less than the greater of (i) the net proceeds of the sale of the Principal Property sold pursuant to such Sale and Leaseback Transaction or (ii) the fair value (as determined by the Company) of such Principal Property to retire (other than pursuant to any mandatory prepayment or retirement) Funded Debt of the Company or any Subsidiary (other than Funded Debt held by the Company or any Subsidiary of the Company), including, for this purpose, any currently maturing portion of such Funded Debt, or to purchase other property having a fair value (as determined by the Company) at least equal to the fair value (as determined by the Company) of the Principal Property sold in such Sale and Leaseback Transaction, (x) such Sale and Leaseback Transaction occurs within 180 days after the latest to occur of the date of acquisition by the Company or such Subsidiary, completion of construction or commencement of commercial operations of the Principal Property sold pursuant to such transaction, (y) such Sale and Leaseback Transaction (A) is between the Company and any Subsidiary or between any Subsidiaries, or (B) is entered into prior to the date of the Indenture or (z) at the time such Sale and Leaseback Transaction is entered into, the term of the related lease to the Company or such Subsidiary of the Principal Property sold pursuant to such transaction is three years or less.

EVENT OF DEFAULT

  In addition to the Events of Default set forth in the Prospectus, the following is an Event of Default with respect to the Notes: acceleration of $100 million or more, individually or in the aggregate, in principal amount of Indebtedness of the Company under the terms of the instrument under which such Indebtedness is issued or secured, except as a result of compliance with applicable laws, orders or decrees, if such Indebtedness shall not have been discharged or such acceleration is not annulled within 10 days after written notice of such acceleration.

TERMINATION AND DEFEASANCE

  The provisions described under "Description of Debt Securities--Termination of the Company's Obligations under the Debt Securities and the Indenture" in the accompanying Prospectus are applicable to the Notes.

BOOK-ENTRY, DELIVERY AND FORM

  The Notes will be represented by one or more Global Securities that will be deposited with, or on behalf of, the Depositary and registered in the name of Cede & Co., the nominee of the Depositary.

  The Depositary has advised the Company and the Underwriters as follows: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participating organizations ("participants") and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants.

  Unless and until it is exchanged in whole or in part for certificated Notes, in definitive form, a Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor depositary or a nominee of such successor depositary.

  A further description of the Depositary's procedures with respect to the Notes is set forth in the accompanying Prospectus under the heading "Description of Debt Securities -- Global Debt Securities."

CERTAIN DEFINITIONS

  "Attributable Debt" in respect of a Sale and Leaseback Transaction means, as of the time of determination, the present value (discounted at the rate per annum equal to the rate of interest implicit in the lease involved in such Sale and Leaseback Transaction, as determined in good faith by the Company) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales or similar contingent amounts) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such rental payments shall also include the amount of such penalty, but no rental payments shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

  "Consolidated Net Tangible Assets" means, with respect to the Company as at any date, the total assets of the Company and its consolidated Subsidiaries determined in accordance with GAAP as they appear on the most recently prepared consolidated balance sheet of the Company as of the end of a fiscal quarter, less (i) all liabilities shown on such consolidated balance sheet that are classified and accounted for as current liabilities or that otherwise would be considered current liabilities under GAAP; and (ii) all assets shown on such consolidated balance sheet that are classified and accounted for as intangible assets or that otherwise would be considered intangible assets under GAAP, including, without limitation, franchises, patents and patent applications, trademarks, brand names and goodwill.

  "Debt" means indebtedness for borrowed money or evidenced by bonds, notes, debentures or other similar instruments.

  "Funded Debt" means Debt of the Company or any of its Subsidiaries which, under GAAP, would appear as indebtedness on the most recent consolidated balance sheet of the Company, which matures by its terms more than 12 months from the date of such consolidated balance sheet or which matures by its terms in less than 12 months but by its terms is renewable or extendible beyond 12 months from the date of such consolidated balance sheet at the option of the borrower.

  "GAAP" means generally accepted accounting principles in the United States as in effect on the date of application thereof.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

  "Lien" means any mortgage, pledge, lien, charge, security interest, conditional sale or other title retention agreement or other encumbrance of any nature whatsoever.

  "Person" means any individual, corporation, business trust, partnership, joint venture, joint-stock company, limited liability company, association, company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Principal Property" means any manufacturing, processing, distribution, research, research and development, warehousing or principal administration facility (including, without limitation, land, fixtures and equipment) owned or leased by the Company or any Subsidiary (including any of the foregoing acquired or leased after the date of the Indenture) and located within the United States of America, other than any of the foregoing which the Board of Directors of the Company by Board Resolution and in good faith declares, together with all other manufacturing, processing, distribution, research, research and development, warehousing and principal administration facilities (including, without limitation, land, fixtures and equipment) previously so declared, are not of material importance to the business conducted by the Company and its Subsidiaries taken as an entirety.

  "Restricted Subsidiary" means any Subsidiary of the Company which (i) owns or leases a Principal Property and (ii) (A) substantially all of the property of which is located, or substantially all of the business of which is carried on, within the United States of America or (B) which is incorporated or organized under the laws of any state of the United States of America or the District of Columbia.

  "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Subsidiary of any Principal Property, whether owned at the date of the Indenture or thereafter acquired, which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such Principal Property.

  "Subsidiary" means any corporation, partnership or limited liability company of which the Company, or the Company and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly own (i) in the case of a corporation, voting securities entitling the holders thereof to elect a majority of the directors, either at all times or so long as there is no default or contingency which permits the holders of any other class of securities to vote the election of one or more directors, (ii) in the case of a partnership, at least a majority of the general partnership interests and at least a majority of total outstanding partnership interests or (iii) in the case of a limited liability company, at least a majority of the membership interests.

                                 UNDERWRITERS

  Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Underwriters named below have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amount of the Notes set forth opposite their respective names below:

                                                                    PRINCIPAL
                                                                    AMOUNT OF
            NAME                                                      NOTES
            ----                                                   ------------
      Morgan Stanley & Co. Incorporated........................... $ 60,000,000
      Credit Suisse First Boston Corporation......................   30,000,000
      ABN AMRO Incorporated.......................................   20,000,000
      BT Alex. Brown Incorporated.................................   20,000,000
      First Chicago Capital Markets, Inc..........................   20,000,000
                                                                   ------------
            Total................................................. $150,000,000
                                                                   ============

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all of the Notes offered hereby if any are taken.

  The Underwriters propose to offer part of the Notes directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and in part to certain dealers at a price that represents a concession not in excess of .40% of the principal amount of the Notes. Any Underwriter may allow, and such dealers may reallow, a concession not in excess of .25% of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the Underwriters.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  The Company does not intend to apply for listing of the Notes on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Notes and any such market making may be discontinued at the sole discretion of any Underwriter. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes.

  In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, the Underwriters may bid for, and purchase, Notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an Underwriter or dealer for distributing the Notes in the offering, if the Underwriters repurchase previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

  In connection with the use of proceeds by the Company to repay certain outstanding borrowings under the Company's senior revolving credit facility, affiliates of each of ABN AMRO Incorporated, BT Alex. Brown Incorporated, Credit Suisse First Boston Corporation and First Chicago Capital Markets, Inc. will receive in excess of 10% of the net proceeds of this offering.

                                 LEGAL MATTERS

  Certain legal matters with respect to the Notes will be passed upon by Latham & Watkins, San Francisco, California, as counsel for the Company. Brown & Wood llp, San Francisco, California, will act as counsel for the Underwriters.

                              THIOKOL CORPORATION

                                DEBT SECURITIES
                     WARRANTS TO PURCHASE DEBT SECURITIES
                    WARRANTS TO PURCHASE EQUITY SECURITIES
                                PREFERRED STOCK
                                 COMMON STOCK

  Thiokol Corporation (the "Company"), directly or through agents, dealers, or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $300,000,000 in the aggregate of (a) unsecured debt securities (the "Debt Securities") of the Company, in one or more series, which may be either senior debt securities (the "Senior Debt Securities"), senior subordinated debt securities (the "Senior Subordinated Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), (b) shares of preferred stock of the Company, par value $1.00 per share (the "Preferred Stock"), in one or more series, (c) shares of common stock of the Company, par value $1.00 per share (the "Common Stock"), (d) warrants to purchase Debt Securities (the "Debt Warrants") and (e) warrants to purchase Preferred Stock or Common Stock (the "Equity Warrants" and together with the Debt Warrants, the "Warrants"), or any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale. The Debt Securities may be issued as exchangeable and/or convertible Debt Securities exchangeable for or convertible into shares of Common Stock or Preferred Stock. The Preferred Stock may also be exchangeable for and/or convertible into shares of Common Stock or another series of Preferred Stock. The Debt Securities, the Preferred Stock, the Common Stock and the Warrants are collectively referred to herein as the "Securities." When a particular series of Securities is offered, a supplement to this Prospectus (each a "Prospectus Supplement") will be delivered with this Prospectus. The Prospectus Supplement will set forth the terms of the offering and sale of the offered Securities.

  Except as described more fully herein or as set forth in the Prospectus Supplement relating to any offered Debt Securities, the Indenture will not provide holders of Debt Securities protection in the event of a highly-leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company which could adversely affect holders of Debt Securities. See "Description of Debt Securities -- Consolidation, Merger and Sale of Assets." There is not currently any absolute limitation on the amount of senior indebtedness that may be issued by the Company in the future.

  The Company's Common Stock is traded on the New York Stock Exchange under the symbol TKC. On February 25, 1998, the last reported sale price of the Common Stock on the New York Stock Exchange was $93.875 per share. The Company has not yet determined whether any of the Debt Securities, Preferred Stock or Warrants offered hereby will be listed on any exchange or over-the-counter market. If the Company decides to seek listing of any such Securities, the Prospectus Supplement relating thereto will disclose such exchange or market.

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION  NOR HAS THE
     SECURITIES  AND   EXCHANGE  COMMISSION   OR  ANY   STATE   SECURITIES
      COMMISSION   PASSED  UPON  THE   ACCURACY  OR  ADEQUACY   OF  THIS
        PROSPECTUS. ANY REPRESENTATION  TO THE CONTRARY  IS A CRIMINAL
          OFFENSE.

  The Securities may be sold directly by the Company, through agents designated from time to time or to or through underwriters or dealers. The Company reserves the sole right to accept, and together with its agents, from time to time, to reject in whole or in part any proposed purchase of Securities to be made directly or through agents. See "Plan of Distribution." If any such agents or underwriters are involved in the sale of any Securities, the names of such agents or underwriters and any applicable fees, commissions or discounts will be set forth in the applicable Prospectus Supplement.

  This Prospectus may not be used to consummate sales of Securities unless accompanied by the applicable Prospectus Supplement.

The date of this Prospectus is February 26, 1998.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, part of which has been omitted in accordance with the rules and regulations of the Commission. For further information about the Company and the Securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof or otherwise incorporated therein. Statements made in this Prospectus as to the contents of any document referred to herein are not necessarily complete, and in each instance reference is made to such document for a more complete description, and each such statement is qualified in its entirety by such reference.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission. The Registration Statement, including the exhibits thereto, as well as such reports and other information filed by the Company with the Commission, can be inspected, without charge, and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C., 20549; 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Such material can also be inspected on the Internet at the Commission's Web Site at http://www.sec.gov.

                     INFORMATION INCORPORATED BY REFERENCE

  The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus: (1) the Company's Annual Report on Form 10-K for the year ended June 30, 1997, (2) the Company's Proxy Statement for the 1997 Annual Meeting of Stockholders, (3) the Company's Quarterly Reports on Form 10-Q for the quarter ended September 30, 1997 and the quarter ended December 31, 1997, (4) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed on July 3, 1989, (5) the description of the Preferred Share Purchase Rights contained in the Company's Registration Statement on Form 8-A filed on May 28, 1997, (6) the Company's reports on Form 8-K dated October 10, 1997 and December 2, 1997 and the Form 8-K/A dated December 15, 1997, and (7) all other documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering, which shall be deemed to be a part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  This Prospectus may not be used to consummate sales of offered securities unless accompanied by a Prospectus Supplement. The delivery of this Prospectus together with a Prospectus Supplement relating to particular offered Securities in any jurisdiction shall not constitute an offer in the jurisdiction of any other securities covered by this Prospectus.

  The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon request, a copy of any documents incorporated into this Prospectus by reference (other than exhibits incorporated by reference into such document). Requests for documents should be submitted to the Corporate Secretary, Thiokol Corporation, 2475 Washington Boulevard, Ogden, Utah 84401, (telephone (801) 629-2000). The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference herein.

                                  THE COMPANY

  Thiokol is a leading producer of high technology solid rocket motors for space, defense and commercial launch applications and a major supplier of precision fastening systems for aerospace and industrial markets worldwide. Thiokol's 62 percent owned subsidiary, Howmet International Inc. ("Howmet") is a leading manufacturer of investment cast turbine engine components for jet aircraft and industrial gas power generation markets, as well as a leading producer of aluminum investment castings for the commercial aerospace and defense electronics industries.

  In December 1997, Thiokol purchased an additional 13 percent of Howmet from The Carlyle Group ("Carlyle") for approximately $184 million, increasing the Company's ownership from 49 percent to 62 percent. Thiokol began consolidating Howmet's operating results as of December 2, 1997. In connection with the sale to Thiokol, Carlyle also sold 15.35 percent of Howmet to the public through an initial public offering, resulting in a reduction of Carlyle's ownership from 51 percent to 22.65 percent. The Company has the right, during a two year period commencing in December 1999, to acquire all of Carlyle's remaining shares of Howmet common stock and a right of first refusal to acquire any shares Carlyle proposes to sell, in each case at market price. Carlyle has also agreed with Thiokol that it will not dispose of any of its shares of Howmet common stock until the earlier of December 1999 or the occurrence of a change of control of Thiokol. Thiokol and its affiliates are prohibited from acquiring shares of Howmet common stock from the public if less than 14 percent of the Howmet common stock would be held by the public following such acquisition. In December 1995, Thiokol and Carlyle invested $98 million and $102 million, respectively, to purchase the common stock of Howmet.

  The Company's principal offices are located at 2475 Washington Boulevard, Ogden, Utah 84401, and its telephone number is (801) 629-2000.

                                USE OF PROCEEDS

  The Company currently has no specific plans for the use of the net proceeds from the sale of Securities offered hereby. However, the Company currently anticipates that any such net proceeds would be used for general corporate purposes, which may include but are not limited to working capital, capital expenditures and acquisitions. When a particular series of Securities is offered, the Prospectus Supplement relating thereto will set forth the Company's intended use for the net proceeds received from the sale of such Securities. Pending the application of the net proceeds, the Company expects to invest such proceeds in short-term, interest-bearing instruments or other investment-grade securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges of the Company for the periods indicated.

                                                FISCAL YEAR ENDED JUNE 30,
                                            ----------------------------------
                                             1997   1996   1995   1994   1993
                                            ------ ------ ------ ------ ------
   Ratio of earnings to fixed charges and
    ratio of earnings to fixed charges and
    preferred stock dividends..............   14.0   12.7    6.9    6.5    4.5

  For the purpose of calculating the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends, earnings consist of income before income taxes and fixed charges (exclusive of preferred stock dividends). Because the Company did not distribute any preferred stock dividends during fiscal years 1992-1996 the two above ratios are identical.

                       GENERAL DESCRIPTION OF SECURITIES

  The Company directly or through agents, dealers, or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $300,000,000 in the aggregate of (a) unsecured debt securities (the "Debt Securities") of the Company, in one or more series, which may be either senior debt securities (the "Senior Debt Securities"), senior subordinated debt securities (the "Senior Subordinated Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), (b) shares of preferred stock of the Company, par value $1.00 per share (the "Preferred Stock"), in one or more series, (c) shares of common stock of the Company, par value $1.00 per share (the "Common Stock"), (d) warrants to purchase Debt Securities (the "Debt Warrants") and (e) warrants to purchase Preferred Stock or Common Stock (the "Equity Warrants" and together with the Debt Warrants, the "Warrants"), or any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale. The Debt Securities may be issued as exchangeable and/or convertible Debt Securities exchangeable for or convertible into shares of Common Stock or Preferred Stock. The Preferred Stock may also be exchangeable for and/or convertible into shares of Common Stock or another series of Preferred Stock. The Debt Securities, the Preferred Stock, the Common Stock and the Warrants are collectively referred to herein as the "Securities." When a particular series of Securities is offered, a supplement to this Prospectus (each a "Prospectus Supplement") will be delivered with this Prospectus. The Prospectus Supplement will set forth the terms of the offering and sale of the offered Securities.

                        DESCRIPTION OF DEBT SECURITIES

  The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. As of the date of this Prospectus, the Company has not determined that it will offer any Debt Securities nor has it negotiated an indenture with respect to any Debt Securities. Accordingly, the terms of the Debt Securities described below (including with respect to covenants, events of default, indenture provisions, etc.) are general and are subject to the terms of the fully-negotiated indenture related to any Debt Securities. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions do not apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

  Debt Securities may be issued from time to time in series under an indenture, and one or more indentures supplemental thereto (collectively, the "Indenture"), between the Company and a trustee to be identified in the applicable Prospectus Supplement (the "Trustee"). The terms of the Debt Securities will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "TIA") as in effect on the date of the Indenture. The Debt Securities will be subject to all such terms, and potential purchasers of the Debt Securities are referred to the Indenture and the TIA for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the proposed form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. As used under this caption, unless the context otherwise requires, "Offered Debt Securities" shall mean the Debt Securities offered by this Prospectus and the accompanying Prospectus Supplement.

GENERAL

  The Indenture will provide for the issuance of Debt Securities in series and will not limit the principal amount of Debt Securities which may be issued thereunder. In addition, except as may be provided in the Prospectus Supplement relating to such Debt Securities, the Indenture will not limit the amount of additional indebtedness the Company may incur.

  The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Offered Debt Securities in respect of which this Prospectus is being delivered: (1) the title of the Offered Debt Securities; (2) whether the Offered Debt Securities are Senior Debt Securities, Senior Subordinated Debt Securities or Subordinated Debt Securities or any combination thereof; (3) any limit upon the aggregate principal amount of the Offered Debt Securities; (4) the date or dates on which the principal of the Offered Debt Securities is payable; (5) the rate or rates at which the Offered Debt Securities will bear interest, if any, or the manner in which such rate or rates are determined; (6) the date or dates from which any such interest will accrue, the interest payment dates on which any such interest on the Offered Debt Securities will be payable and the record dates for the determination of holders to whom such interest is payable; (7) the place or places where the principal of and any interest on the Offered Debt Securities will be payable; (8) the obligation of the Company, if any, to redeem, purchase or repay the Offered Debt Securities in whole or in part pursuant to any sinking fund or analogous provisions or at the option of the holders and the price or prices at which and the period or periods within which and the terms and conditions upon which the Offered Debt Securities shall be redeemed, purchased or repaid pursuant to such obligation; (9) the denominations in which any Offered Debt Securities will be issuable, if other than denominations of U.S. $1,000 and any integral multiple thereof; (10) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities of the series which will be payable upon declaration of the acceleration of the maturity thereof; (11) any addition to or change in the covenants which apply to the Offered Debt Securities; (12) any Events of Default with respect to the Offered Debt Securities, if not otherwise set forth under "Events of Default"; (13) whether the Offered Debt Securities will be issued in whole or in part in global form, the terms and conditions, if any, upon which such global Offered Debt Securities may be exchanged in whole or in part for other individual securities, and the depositary for the Offered Debt Securities; (14) the terms and conditions, if any, upon which the Offered Debt Securities shall be exchanged for or converted into other securities or property; (15) the provisions, if any, relating to any security provided for Offered Debt Securities; and (16) any other terms of the Offered Debt Securities which terms shall not be inconsistent with the provisions of the Indenture.

  Debt Securities may be issued at a discount from their principal amount ("Original Issue Discount Securities"). Federal income tax considerations and other special considerations applicable to any such Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

  Debt Securities may be issued in bearer form, with or without coupons. Federal income tax considerations and other special considerations applicable to bearer securities will be described in the applicable Prospectus Supplement.

  Unless otherwise indicated in this Prospectus or a Prospectus Supplement, the Debt Securities will not have the benefit of any covenants that limit or restrict the Company's business or operations, the pledging of the Company's assets or the incurrence of indebtedness by the Company.

STATUS OF DEBT SECURITIES

  The Senior Debt Securities will be unsubordinated obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company.

  The obligations of the Company pursuant to Senior Subordinated Debt Securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture, to all Senior Indebtedness of the Company. Except to the extent set forth in the Prospectus Supplement, "Senior Indebtedness" of the Company is defined to mean the principal of, and premium, if any, and any interest (including interest accruing subsequent to the commencement of any proceeding for the bankruptcy or reorganization of the Company under any applicable bankruptcy, insolvency or similar law now or hereafter in effect) on (a) all indebtedness of the Company whether heretofore or hereafter incurred (i) for borrowed money or (ii) in connection with the acquisition by the Company or a subsidiary of assets other than in the ordinary course of business, for the payment of which the Company is liable directly or indirectly by guarantee, letter of credit, obligation to purchase or acquire or otherwise, or the payment of which is secured by a lien, charge or encumbrance on assets acquired by the Company, (b) amendments, modifications, renewals, extensions and deferrals of any such indebtedness, and (c) any indebtedness issued in exchange for any such indebtedness (clauses
(a) through (c) hereof being collectively referred to herein as "Debt"); provided, however, that the following will not constitute Senior Indebtedness with respect to Senior Subordinated Debt Securities: (1) any Debt as to which, in the instrument evidencing such Debt or pursuant to which such Debt was issued, it is expressly provided that such Debt is subordinate in right of payment to all Debt of the Company not expressly subordinated to such Debt;
(2) any Debt which by its terms refers explicitly to the Senior Subordinated Debt Securities and states that such Debt shall not be senior in right of payment; and (3) any Debt of the Company in respect of the Senior Subordinated Debt Securities or any Subordinated Debt Securities. The Company will not issue Debt which is subordinated in right of payment to any other Debt of the Company and which is not expressly made pari passu with, or subordinate and junior in right of payment to, the Senior Subordinated Debt Securities.

  The obligations of the Company pursuant to Subordinated Debt Securities will be subordinate in right of payment to all Senior Indebtedness of the Company and to any Senior Subordinated Debt Securities; provided, however, that the following will not constitute Senior Indebtedness with respect to Subordinated Debt Securities: (1) any Debt as to which, in the instrument evidencing such Debt or pursuant to which such Debt was issued, it is expressly provided that such Debt is subordinate in right of payment to all Debt of the Company not expressly subordinated to such Debt; and (2) any Debt of the Company in respect of Subordinated Debt Securities and any Debt which by its terms refers explicitly to the Subordinated Debt Securities and states that such Debt shall not be senior in right of payment.

  No payment pursuant to the Senior Subordinated Debt Securities or the Subordinated Debt Securities, as the case may be, may be made unless all amounts of principal, premium, if any, and interest then due on all applicable Senior Indebtedness of the Company shall have been paid in full or if there shall have occurred and be continuing beyond any applicable grace period a default in any payment with respect to any such Senior Indebtedness, or if there shall have occurred any event of default with respect to any such Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. However, the Company may make payments pursuant to the Senior Subordinated Debt Securities or the Subordinated Debt Securities, as the case may be, if a default in payment or an event of default with respect to the Senior Indebtedness permitting the holder thereof to accelerate the maturity thereof has occurred and is continuing and judicial proceedings with respect thereto have not been commenced within a certain number of days of such default in payment or event of default. Upon any distribution of the assets of the Company upon dissolution, winding-up, liquidation or reorganization, the holders of Senior Indebtedness of the Company will be entitled to receive payment in full of principal, premium, if any, and interest (including interest accruing subsequent to the commencement of any proceeding for the bankruptcy or reorganization of the Company under any applicable bankruptcy, insolvency or similar law now or hereafter in effect) before any payment is made on the Senior Subordinated Debt Securities or Subordinated Debt Securities, as applicable. By reason of such subordination, in the event of insolvency of the Company, holders of Senior

Indebtedness of the Company may receive more, ratably, and holders of the Senior Subordinated Debt Securities or Subordinated Debt Securities, as applicable, having a claim pursuant to the Senior Subordinated Debt Securities or Subordinated Debt Securities, as applicable, may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default (as defined below) in respect of the Senior Subordinated Debt Securities or the Subordinated Debt Securities.

  If the Company offers Debt Securities, the applicable Prospectus Supplement will set forth the aggregate amount of outstanding indebtedness, if any, as of the most recent practicable date that by the terms of such Debt Securities would be senior to such Debt Securities. There does not currently exist any absolute limitation on the amount of Senior Indebtedness that may be issued in the future. However, the applicable Prospectus Supplement will also set forth any limitation on the issuance by the Company of any additional Senior Indebtedness.

CONVERSION RIGHTS

  The terms, if any, on which Debt Securities of a series may be exchanged for or converted into shares of Common Stock or Preferred Stock will be set forth in the Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

  Unless otherwise specified in the applicable Prospectus Supplement, payment of principal, premium, if any, and any interest on the Debt Securities will be payable, and the exchange of and the transfer of Debt Securities will be registerable, at the office of the Trustee or at any other office or agency maintained by the Company for such purpose subject to the limitations of the Indenture. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued in denominations of U.S. $1,000 or integral multiples thereof. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

GLOBAL DEBT SECURITIES

  The Debt Securities of a series may be issued in the form of one or more Global Securities (the "Global Securities") that will be deposited with a Depositary or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. Each Global Security will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture.

  Notwithstanding any provision of the Indenture or any Debt Security described herein, no Global Security may be transferred to, or registered or exchanged for Debt Securities registered in the name of, any person or entity other than the Depositary for such Global Security or any nominee of such Depositary, and no such transfer may be registered, unless (i) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, (ii) the Company executes and delivers to the Trustee an order that such Global Security shall be so transferable, registrable and exchangeable, and such transfers shall be registrable, (iii) an Event of Default with respect to the Debt Securities represented by such Global Security shall have happened and be continuing or
(iv) there shall exist such circumstances, if any, as may be described in the applicable Prospectus Supplement. All Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct.

  The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

  Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

  So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive or certificated form and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. If the Company requests any action of holders or if an owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under the Indenture, the Depositary will authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  Notwithstanding any other provisions to the contrary in the Indenture, the rights of the beneficial owners of the Debt Securities to receive payment of the principal and premium, if any, of and interest on such Debt Securities, on or after the respective due dates expressed in such Debt Securities, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the beneficial owners.

  Principal of and any interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company, without any required consent of holders of outstanding Debt Securities, may not consolidate with or merge into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its property or assets to any person unless (a) the Company is the surviving corporation or the entity or the person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; (b) the entity or person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Debt Securities and the Indenture; and (c) immediately prior to and after the transaction no Default (as defined in the Indenture) or Event of Default (as indicated below) exists.

CERTAIN OTHER COVENANTS

  The applicable Prospectus Supplement will describe any material covenants in respect of a series of Offered Debt Securities. Other than the covenants of the Company included in the Indenture as described above or as described in the applicable Prospectus Supplement, the Indenture will not provide holders of Debt Securities protection in the event of a highly-leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company which could adversely affect holders of Debt Securities.

EVENTS OF DEFAULT

  Unless otherwise specified in the applicable Prospectus Supplement, the following will constitute events of default (each an "Event of Default") under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of, premium, if any, any Debt Security of that series when due and payable at maturity, upon redemption or otherwise; (b) failure to pay any interest on any Debt Security of that series when due, and the Default continues for 30 days; (c) an Event of Default, as defined in the Debt Securities of that series, occurs and is continuing, or the Company fails to comply with any of its other agreements in the Debt Securities of that series or in the Indenture with respect to that series and the Default continues for the period and after the notice provided therein (and described below); and
(d) certain events of bankruptcy, insolvency or reorganization. A Default under clause (c) above is not an Event of Default with respect to a particular series of Securities until the Trustee or the holders of at least 50% in principal amount of the then outstanding Securities of that series notify the Company of the Default and the Company does not cure the Default within 30 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default."

  If an Event of Default with respect to outstanding Debt Securities of any series (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization) shall occur and be continuing, either the Trustee or the holders of at least 50% in principal amount of the outstanding Debt Securities of that series by notice, as provided in the Indenture, may declare the unpaid principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such lesser amount as may be specified in the terms of that series) of, and any accrued and unpaid interest on, all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "Modification and Waiver" below.

  The Indenture will provide that, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.

  The Company will be required to furnish to the Trustee under the Indenture annually a statement as to the performance by the Company of its obligations under that Indenture and as to any default in such performance.

MODIFICATION AND WAIVER

  The Company and the Trustee may amend the Indenture or the Debt Securities with the written consent of the holders of a majority in principal amount of the then outstanding Debt Securities of each series affected by the amendment with each series voting as a separate class, except that the right of any holder to receive payment of principal of, premium, if any, and interest, if any, on the Debt Securities, on or after the respective due dates expressed in such securities, or to bring suit for the enforcement of any such payment on or after such respective dates, may not be impaired or affected without the consent of the holder. The holders of a majority in principal amount of the then outstanding Debt Securities of any series may also waive compliance in a particular instance by the Company with any provision of the Indenture with respect to the Debt Securities of that series; provided, however, that without the consent of each holder of Debt Securities affected, an amendment or waiver may not (i) reduce the percentage of the principal amount of Debt Securities whose holders must consent to an amendment or waiver; (ii) reduce the rate or change the time for payment of interest on any Debt Security; (iii) reduce the principal of or change the fixed maturity of any Debt Security, reduce the amount of, or postpone the date fixed for redemption or alter the conversion provisions; (iv) make any Debt Security payable in money other than that stated in the Debt Security; (v) make any change in the provisions concerning the matters covered by this sentence with respect to waivers and consents, waivers of Default or Events of Default by holders or the rights of holders to recover the principal of, or interest on, any Debt Security; or (vi) waive a default in the payment of the principal of, or interest on, any Debt Security, except as otherwise provided in the Indenture. The Company and the Trustee may amend the Indenture or the Debt Securities without notice to or the consent of any holder of a Debt Security: (i) to cure any ambiguity, defect or inconsistency; (ii) to comply with the Indenture's provisions with respect to successor corporations; (iii) to comply with any requirements of the Commission in connection with the qualification of the Indenture under the TIA; (iv) to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities; (v) to add to, change or eliminate any of the provisions of the Indenture in respect of one of more series of Debt Securities, provided, however, that any such addition, change or elimination
(A) shall neither (1) apply to any Debt Security of any series created prior to the execution of such amendment and entitled to the benefit of such provision, nor (2) modify the rights of a holder of any such Debt Security with respect to such provision, or (B) shall become effective only when there is no outstanding Debt Security of any series created prior to such amendment and entitled to the benefit of such provision; (vi) to make any change that does not adversely affect in any material respect the interest of any holder of any series; or (vii) to establish additional series of Debt Securities as permitted by the Indenture.

  The holders of a majority in principal amount of the then outstanding Debt Securities of any series, by notice to the Trustee, may waive an existing Default or Event of Default and its consequences except a Default or Event of Default in the payment of the principal of, or any interest on, any Debt Security with respect to the Debt Securities of that series. However, the holders of a majority in principal amount of the then outstanding Debt Securities of an applicable series, by notice to the Trustee, may rescind an acceleration of the unpaid principal and accrued interest on such series and the consequences of such acceleration if the rescission would not conflict with any judgment or decree and if all existing Events of Default with respect to that series have been cured or waived except nonpayment of principal (or such lesser amount) or interest that has become due solely because of the acceleration.

TERMINATION OF THE COMPANY'S OBLIGATIONS UNDER THE DEBT SECURITIES AND THE INDENTURE

  Except as otherwise described below, the Company may terminate its obligations under the Debt Securities of any series and the Indenture with respect to that series of Debt Securities if:

    (a) all previously authenticated and delivered Debt Securities of that series (other than destroyed, lost or stolen Debt Securities which have been replaced or Debt Securities which are paid or Debt Securities for whose payment money or securities has theretofore been held in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it under the Indenture; or

    (b)(1) the Debt Securities mature within one year or all such Debt Securities are to be called for redemption within one year after arrangements satisfactory to the Trustee for giving the notice of redemption; and

      (2) the Company irrevocably deposits in trust with the Trustee during such one-year period, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds solely for the benefit of the holders of Debt Securities for that purpose, money or U.S. government obligations, or a combination thereof, with the U.S. government obligations maturing as to principal and interest in such amounts and at such times as are sufficient, without consideration of any reinvestment of such interest, to pay principal of and interest on the Debt Securities to maturity or redemption, as the case may be, and to pay all other sums payable by it under the Indenture; or

    (c)(1) the Company irrevocably deposits in trust with the Trustee under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds solely for the benefit of the holders of Debt Securities for that purpose, money or U.S. government obligations, or a combination thereof, with the U.S. government obligations maturing as to principal and interest in such amounts and at such times as are sufficient, without consideration of any reinvestment of such interest, to pay principal of and interest on the Debt Securities to maturity or redemption, as the case may be;

      (2) the Company shall have delivered to the Trustee (A) a ruling directed to the Trustee received from the Internal Revenue Service to the effect that the holders of the Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this clause (c) and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised, or (B) an opinion of counsel to the same effect as the ruling described in subclause (A) above accompanied by a ruling to that effect published by the Internal Revenue Service, unless there has been a change in the applicable federal income tax law since the date of the Indenture such that a ruling from the Internal Revenue Service is no longer required;

      (3) the Company has paid or caused to be paid all sums then payable by the Company under the Indenture; and

      (4) the Company has delivered to the Trustee for such series an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for in this clause (c) relating to termination of obligations of the Company have been complied with.

  The Company's obligations under sections of the Indenture relating to the registrar and the paying agent, their obligations, the maintenance of a list of holders, transfers of Debt Securities, replacement of securities, payment (together with payment obligations under the Debt Securities), compensation and indemnity of the Trustee, replacement of the Trustee and repayment to the Company of excess money held by the Trustee or the paying agent, shall survive until the Debt Securities are no longer outstanding. If the ruling from the Internal Revenue Service or opinion of counsel referred to in clause (c)(2) above is based on or assumes that the Company's payment obligations under the Indenture or its payment obligations under the Debt Securities will continue (or is silent with respect thereto), then such discharge shall constitute only a "covenant defeasance" and, consequently, the Company shall remain liable for the payment of the Debt Securities. However, if and when a ruling from the Internal Revenue Service or opinion of counsel referred to in clause (c)(2) above is able to be provided specifically without regard to, and not in reliance upon, the continuance of the Company's payment obligations under the Indenture and its payment obligations under the Debt Securities, then the Company's payment obligations under the Indenture and the Debt Securities shall cease upon delivery to the Trustee of such ruling or opinion of counsel and compliance with the other conditions precedent provided for in clause (c) above relating to the satisfaction and discharge of the Indenture. In such a case (a "legal defeasance") holders would be able to look only to the trust fund for payment of principal and any interest on the Debt Securities.

REGARDING THE TRUSTEES

  The Trustee with respect to the first series of Debt Securities, if any, will be identified in the Prospectus Supplement relating to such Debt Securities. Other Trustees may be designated for any subsequent series of Debt Securities. The Indenture and provisions of the TIA incorporated by reference therein, contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The Trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with the Company and its affiliates; provided, however, that if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

  The holders of a majority in principal amount of the then outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The TIA and the Indenture provide that in case an Event of Default shall occur (and be continuing), the Trustee will be required, in the exercise of its rights and powers, to use the degree of care and skill of a prudent man in the conduct of his own affairs. Subject to such provision, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Debt Securities issued thereunder, unless they have offered to the Trustee indemnity satisfactory to it.

                            DESCRIPTION OF WARRANTS

  The Company may issue Debt Warrants as well as Equity Warrants. Warrants may be issued independently or together with any Securities and may be attached to or separate from such securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to Warrants being offered pursuant thereto. As of the date hereof, the Company has no Warrants outstanding.

DEBT WARRANTS

  The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the debt warrant certificates representing such Debt Warrants ("Debt Warrant Certificates"), including the following: (1) the title of such Debt Warrants; (2) the aggregate number of such Debt Warrants; (3) the price or prices at which such Debt Warrants will be issued; (4) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants, and the procedures and conditions relating to the exercise of such Debt Warrants; (5) the designation and terms of any related Debt Securities with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such Debt Security; (6) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (7) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant; (8) the date on which the right to exercise such Debt Warrants will commence, and the date on which such right will expire; (9) the maximum or minimum number of such Debt Warrants which may be exercised at any time; (10) a discussion of any material federal income tax considerations; and (11) any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants.

  Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations, and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payment of principal of or any premium or interest on the Debt Securities purchasable upon such exercise.

EQUITY WARRANTS

  The applicable Prospectus Supplement will describe the terms of Equity Warrants offered thereby, the Warrant Agreement relating to such Equity Warrants and the equity warrant certificates representing such Equity Warrants ("Equity Warrant Certificates" and together with Debt Warrant Certificates, "Warrant Certificates"), including the following: (1) the title of such Equity Warrants; (2) the Securities (i.e. Preferred Stock or Common Stock) for which such Equity Warrants are exercisable; (3) the price or prices at which such Equity Warrants will be issued; (4) if applicable, the designation and terms of the Preferred Stock or Common Stock with which such Equity Warrants are issued, and the number of such Equity Warrants issued with each such share of Preferred Stock or Common Stock; (5) if applicable, the date on and after which such Equity Warrants and the related Preferred Stock or Common Stock will be separately transferable; (6) if applicable, a discussion of any material federal income tax considerations; and (7) any other terms of such Equity Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Equity Warrants.

  Equity Warrant Certificates will be exchangeable for new Equity Warrant Certificates of different denominations, and Equity Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Holders of Equity Warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors of the Company or any other matter, or to exercise any rights whatsoever as stockholders of the Company.

EXERCISE OF WARRANTS

  Each Warrant will entitle the holder to purchase for cash such principal amount of Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the Prospectus Supplement relating to the Warrants offered thereby. After the close of business on the expiration date, unexercised Warrants will become void.

  Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby. Upon receipt of payment and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Securities purchasable upon such exercise. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining Warrants.

                        DESCRIPTION OF PREFERRED STOCK

  The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), and the certificate of designation (a "Certificate of Designation") relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of the Preferred Stock.

GENERAL

  The Company has the authority to issue 25,000,000 shares of preferred stock, $1.00 par value per share ("preferred stock of the Company," which term, as used herein, includes the Preferred Stock offered hereby).

  The Company has authorized 600,000 shares of Series A Junior Participating Preferred Stock ("Junior Preferred Stock") in connection with the Company's dividend distribution of one Preferred Share Purchase Right for each outstanding share of its Common Stock. Each Right entitles its holder to buy one one-hundredth of a share of the Junior Preferred Stock at an exercise price of $60 per share. The Rights only become exercisable if a person or group acquires or makes an offer to acquire 15 percent or more of the Company's Common Stock. As of the date hereof, the Company has no Preferred Stock outstanding.

  Under the Certificate of Incorporation, the Board of Directors of the Company is authorized without further stockholder action to designate and provide for the issuance of up to 25,000,000 shares of preferred stock of the Company, in one or more series, with such voting powers, full or limited, and with such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of a series of such stock adopted, at any time or from time to time, by the Board of Directors of the Company (as used herein the term "Board of Directors of the Company" includes any duly authorized committee thereof).

  The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the designation and stated value per share of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such Preferred Stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (v) any redemption or sinking fund provisions; (vi) any conversion or exchange rights; and (vii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

  The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. The rights of the holders of each series of the Preferred Stock will be subordinate to those of the Company's general creditors.

DIVIDEND RIGHTS

  Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available therefor, cash dividends on such dates and at such rates as are set forth in, or as are determined by the method described in, the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates, fixed by the Board of Directors of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

  Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement relating to such series of Preferred Stock. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and the Company will have no obligation to pay any dividend for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

  Unless otherwise specified in the applicable Prospectus Supplement, so long as the shares of any series of the Preferred Stock are outstanding, unless (i) full dividends (including if such Preferred Stock is cumulative, dividends for prior dividend periods) have been paid or declared and set apart for payment on all outstanding shares of the Preferred Stock of such series and all other classes and series of preferred stock of the Company

(other than Junior Stock, as defined below) and (ii) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous funds for, any shares of Preferred Stock of such series or any shares of any other preferred stock of the Company of any class or series (other than Junior Stock), the Company may not declare any dividends on any shares of Common Stock of the Company or any other stock of the Company ranking as to dividends or distributions of assets junior to such series of Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations of stock of the Company, other than in Junior Stock which is neither convertible into nor exchangeable or exercisable for, any securities of the Company other than Junior Stock.

LIQUIDATION PREFERENCES

  Unless otherwise specified in the applicable Prospectus Supplement, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each series of the Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to the holders of Common Stock or any other shares of stock of the Company ranking junior as to such distribution to such series of the Preferred Stock, the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any other shares of preferred stock of the Company (including any other series of the Preferred Stock) ranking as to any such distribution on a parity with such series of the Preferred Stock are not paid in full, the holders of the Preferred Stock of such series and of such other shares of preferred stock of the Company will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Preferred Stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, unless otherwise provided in the applicable Prospectus Supplement, the holders of each such series of the Preferred Stock will be entitled to no further participation in any distribution of assets by the Company.

REDEMPTION

  A series of the Preferred Stock may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Shares of the Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of preferred stock of the Company.

  In the event that fewer than all of the outstanding shares of a series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless default is made by the Company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any) dividends will cease to accumulate on the shares of the Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) will cease.

  Unless otherwise specified in the applicable Prospectus Supplement, so long as any dividends on shares of any series of the Preferred Stock or any other series of preferred stock of the Company ranking on a parity as to dividends and distribution of assets with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock or such other series of preferred stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

CONVERSION AND EXCHANGE RIGHTS

  The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted into shares of Common Stock or another series of Preferred Stock will be set forth in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion, either mandatory, at the option of the holder, or at the option of the Company, in which case the number of shares of Common Stock or the number of shares of another series of Preferred Stock to be received by the holders of Preferred Stock would be calculated as of a time and in the manner stated in the Prospectus Supplement.

VOTING RIGHTS

  Except as indicated in a Prospectus Supplement relating to a particular series of the Preferred Stock, or except as required by applicable law, the holders of the Preferred Stock will not be entitled to vote for any purpose.

                             PLAN OF DISTRIBUTION

  The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of Securities will be named in the applicable Prospectus Supplement. The Company has reserved the right to sell Securities directly to investors on its own behalf in those jurisdictions where and in such manner as it is authorized to do so.

  Underwriters may offer and sell Securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Company also may, from time to time, authorize dealers, acting as the Company's agents, to offer and sell Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may receive compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

  Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Dealers and agents participating in the distribution of Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933.

  If so indicated in the Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase the Securities from the Company at the public offering price set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than the amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be

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subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by the institution of the Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total amount specified in the applicable Prospectus Supplement. A commission indicated in the applicable Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to Contracts accepted by the Company.

                                 LEGAL MATTERS

  Certain legal matters with respect to the Securities offered hereby will be passed upon for the Company by Latham & Watkins, San Francisco, California. Brown & Wood llp, San Francisco, California, will act as counsel for such agents or underwriters identified in the applicable Prospectus Supplement.

                                    EXPERTS

  The consolidated financial statements of Thiokol Corporation incorporated by reference in Thiokol Corporation's Annual Report (Form 10-K) for the year ended June 30, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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